As filed with the Securities and Exchange Commission on March 20, 2023
Registration No. 333-266358

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 2 TO
FORM F-1 REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Haleon plc
(Exact name of registrant as specified in its charter)

England and Wales (State or other jurisdiction of incorporation or organization)	2844 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number)
Building 5, First Floor, The Heights, Weybridge, Surrey,
KT13 0NY, United Kingdom
Tel: +44 1932 822000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

GlaxoSmithKline Consumer Healthcare Holdings (US) LLC
184 Liberty Corner Road, Suite 200,
Warren NJ 07059, United States
Telephone: +1 908 293 4000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
John Horsfield-Bradbury Sullivan & Cromwell LLP 1 New Fetter Lane London EC4A 1AN, United Kingdom Tel.: +44 20 7959 8900	Audra D. Cohen Sullivan & Cromwell LLP 125 Broad Street New York, NY 10004 Tel.: +1 212-558-4000	Bjarne P. Tellmann Senior Vice President and General Counsel Haleon plc Building 5, First Floor, The Heights, Weybridge, Surrey, KT13 0NY, United Kingdom Tel: +44 20 8047 5000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. Emerging growth company ☐
If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

†
The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

Explanatory Note
This Post-Effective Amendment No. 2 to the Registration Statement on Form F-1 (File No. 333-266358), originally declared effective by the Securities and Exchange Commission (the “SEC”) on August 9, 2022, as amended by Post-Effective Amendment No. 1, which was declared effective by the SEC on October 4, 2022 (as so amended, the “Registration Statement”) of Haleon plc (the “Company”), is being filed pursuant to the undertakings in Item 9 of the Registration Statement to include the information contained in the Company’s Annual Report on Form 20-F that was filed with the SEC on March 20, 2023, including the Company’s audited consolidated financial statements as of and for the year ended 31 December 2022 and the notes thereto. The information included in this Post-Effective Amendment No. 2 updates and supplements the Registration Statement and the Prospectus contained therein.

The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject to completion, dated March 20, 2023
PRELIMINARY PROSPECTUS
Haleon plc
3,559,371,012 Ordinary Shares
295,506,362 American Depositary Shares, representing 591,012,724
Ordinary Shares

This prospectus relates to the offer and sale from time to time by the selling securityholders identified in this prospectus (collectively, the “selling securityholders”) of up to (i) 3,559,371,012 ordinary shares, nominal value £0.01 per share (“Ordinary Shares”) and (ii) 295,506,362 American Depositary Shares (“ADSs”), representing 591,012,724 Ordinary Shares, which were issued to the selling securityholders in connection with the Separation (as defined below).
This prospectus also covers any additional securities that may become issuable by reason of share splits, share dividends or other similar transactions.
Our registration of the Ordinary Shares and ADSs covered by this prospectus does not mean that the selling securityholders will offer or sell any of the Ordinary Shares and ADSs. The selling securityholders may sell the Ordinary Shares and ADSs covered by this prospectus in a number of different ways and at varying prices. For information on the possible methods of sale that may be used by the selling securityholders, you should refer to the section entitled “Plan of Distribution” beginning on page 32 of this prospectus.
All of the Ordinary Shares and ADSs offered by the selling securityholders pursuant to this prospectus will be sold by the selling securityholders for their respective accounts. We will not receive any of the proceeds from the sale of Ordinary Shares or ADSs by the selling securityholders.
We will pay certain expenses associated with the registration of the securities covered by this prospectus, as described in the section titled “Plan of Distribution”.
The Ordinary Shares are admitted to the premium listing segment of the Official List of the UK Financial Conduct Authority (“FCA”) and traded on the main market for listed securities of the London Stock Exchange plc (“LSE”) under the symbol “HLN”. The ADSs are listed on the New York Stock Exchange (“NYSE”) under the symbol “HLN”. On March 17, 2023, the closing sale price as reported on the LSE of the Ordinary Shares was £3.15 per share and the closing sale price as reported on the NYSE of the ADSs was $7.88 per ADS.
We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.
Our principal executive offices are located at Building 5, First Floor, The Heights, Weybridge, Surrey, KT13 0NY, United Kingdom.
Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of material risks of investing in our securities in “Risk Factors” beginning on page 5 of this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
Prospectus dated            , 2023

We and the selling securityholders have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date, regardless of the time of delivery of this prospectus or of any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.
Except as otherwise set forth in this prospectus, neither we nor the selling securityholders have taken any action to permit a public offering of these securities outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of these securities and the distribution of this prospectus outside the United States.

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form F-1 that we filed with the United States Securities and Exchange Commission (the “SEC”). The selling securityholders may, from time to time, offer and sell any combination of the securities described in this prospectus in one or more offerings on a delayed or continuous basis.
We will not receive any proceeds from the sale of Ordinary Shares or ADSs to be offered by the selling securityholders pursuant to this prospectus. We will pay the expenses, other than underwriting discounts and commissions, if any, associated with the sale of our Ordinary Shares or ADSs pursuant to this prospectus. To the extent required, we and the selling securityholders, as applicable, will deliver a prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is part, to update the information contained in this prospectus. The prospectus supplement or post-effective amendment may also add, update or change information included in this prospectus. You should read both this prospectus (including any information incorporated by reference herein) and any applicable prospectus supplement or amendment, together with additional information described below under the caption “Where You Can Find More Information.” We have not, and the selling securityholders have not, authorized anyone to provide you with any information or to make any representation other than those contained in this prospectus or in any free writing prospectuses we have prepared. The information contained in this prospectus is current only as of the date on the front cover of the prospectus, regardless of the time of delivery or of any sale of our securities.
No offer of these securities will be made in any jurisdiction where the offer is not permitted.
Unless the context indicates otherwise, the terms “Haleon” or the “Company” refer to Haleon plc, and “the Group,” “we,” “our,” “us” or like terms, when used is in the context of any period prior to Separation (including, for the avoidance of doubt, the periods covered by the consolidated financial statements for the years ended 31 December 2021 and 2020 incorporated by reference herein), refer to CH JVCo together with its consolidated subsidiaries and subsidiary undertakings from time to time, and when used in the context of any period following Separation, refer to the Company together with its consolidated subsidiaries and subsidiary undertakings from time to time.
References to “Pounds Sterling,” “pence,” “£” or “p” are to the lawful currency of the United Kingdom, references to “€” are to the common currency of the European Monetary Union, and references to “USD,” “$” or “cents” are to the lawful currency of the United States.

CERTAIN DEFINED TERMS
In this prospectus:
“Consumer Healthcare Business”	the business of researching and developing, manufacturing, distributing, marketing, selling, promoting and/or otherwise commercialising Consumer Healthcare Products, in each case as conducted by the Company and its consolidated subsidiaries and subsidiary undertakings, together with any assets and/or entities that will form part of the Group pursuant to the Asset Transfer Framework Agreement (as defined below) and other ancillary and implementing agreements;
“CH JVCo”	GlaxoSmithKline Consumer Healthcare Holdings (No. 2) Limited, the holding company for the Consumer Healthcare Business prior to the Separation (as defined below);
“Demerger”	the demerger of the predominant part of GSK’s interest in CH JVCo and its consolidated subsidiaries, by way of an interim dividend (the “Demerger Dividend”), in specie, declared by the board of directors of GSK and satisfied on 15 July 2022 by the transfer by GSK of the GSKCHH A Ordinary Shares (as defined below) to the Company in consideration for the issuance by the Company of Ordinary Shares to the holders of GSK Shares as of the Record Time (as defined below) in accordance with the Demerger Agreement (as defined below);
“Deposit Agreement”	the deposit agreement entered into between the Company, JPMorgan Chase Bank N.A., as depositary, and all holders and beneficial owners from time to time of ADSs issued thereunder;
“Directors”	the directors of the Company as at the date of this prospectus, as set out in “Our Board of Directors” in the 2022 Annual Report incorporated by reference herein, as the context requires;
“EEA”	the European Economic Area;
“EU”	the European Union;
“EU Member State” or “Member State”	a member state of the EU;
“GSK”	GSK plc;
“GSK Group”	GSK and its consolidated subsidiaries and subsidiary undertakings from time to time, excluding those companies which form part of the Group;
“GSK ADSs”	American depositary shares of GSK, each representing two GSK Shares;
“GSK Shares”	ordinary shares of GSK plc;
“GSKCHH”	GlaxoSmithKline Consumer Healthcare Holdings Limited, the GSK subsidiary which held GSK’s interests in CH JVCo;
“GSKCHH A Ordinary Shares”	A Ordinary Shares in the capital of GSKCHH;
“GSKCHH B Ordinary Shares”	B Ordinary Shares in the capital of GSKCHH;
“GSKCHH C Ordinary Shares”	C Ordinary Shares in the capital of GSKCHH;
“Depositary”	JPMorgan Chase Bank N.A., as depositary for the ADSs;
“Haleon Shareholder”	a holder of Ordinary Shares from time to time;

“LSE”	London Stock Exchange plc or the market conducted by it, as the context requires;
“Pfizer”	Pfizer Inc.;
“Pfizer Group”	Pfizer together with its subsidiaries and subsidiary undertakings from time to time;
“PFCHH”	PF Consumer Healthcare Holdings LLC, a wholly-owned subsidiary of Pfizer which held Pfizer’s interest in CH JVCo;
“Registration Rights Agreement”	The Registration Rights Agreement entered into on 1 June 2022 among the Company, Pfizer, GSK and the SLPs.
“SEC”	the US Securities and Exchange Commission;
“SLPs”	(i) GSK (No. 1) Scottish Limited Partnership, a private fund limited partnership registered in Scotland with registration number SL035527 and whose principal place of business is at 50 Lothian Road, Festival Square, Edinburgh, EH3 9WJ (“SLP1”); (ii) GSK (No. 2) Scottish Limited Partnership, a private fund limited partnership registered in Scotland with registration number SL035526 and whose principal place of business is at 50 Lothian Road, Festival Square, Edinburgh, EH3 9WJ (“SLP2”); and (iii) GSK (No. 3) Scottish Limited Partnership, a private fund limited partnership registered in Scotland with registration number SL035525 and whose principal place of business is at 50 Lothian Road, Festival Square, Edinburgh, EH3 9WJ (“SLP3”), being the Scottish limited partnerships that each received shares in the Company pursuant to the SLP Exchange Agreement, and “SLP” shall be construed accordingly.
“Separation”	the Demerger, Share Exchanges (as defined below), UK Admission (as defined below) and other steps pursuant to which, among other things, the Company became a listed company holding the Consumer Healthcare Business as of 18 July 2022;
“subsidiary”	a subsidiary as that term is defined in section 1159 of the Companies Act 2006 of the UK, as amended (the “Companies Act”);
“subsidiary undertaking”	a subsidiary undertaking as that term is defined in section 1162 of the Companies Act;
“Record Time”	5 p.m. New York time for the GSK ADSs on 15 July 2022;
“UK Admission”	the admission of the Ordinary Shares to the premium listing segment of the Official List of the Financial Conduct Authority of the UK (the “Official List” and the “FCA,” respectively) and to trading on the LSE’s main market for listed securities, which occurred on 18 July 2022;
“United Kingdom” or “UK”	the United Kingdom of Great Britain and Northern Ireland; and
“United States,” “USA” or “US”	the United States of America, its territories and possessions, any state of the United States of America, the District of Columbia and all other areas subject to its jurisdiction.

PROSPECTUS SUMMARY
This summary highlights certain information about us, this offering and selected information contained elsewhere in this prospectus, including information incorporated by reference herein. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in the securities covered by this prospectus. For a more complete understanding of our Company and this offering, we encourage you to read and consider carefully the entire prospectus, including the documents incorporated by reference herein, which are described under “Incorporation by Reference of Certain Documents” and “Where You Can Find Additional Information.” You should also carefully consider, among other things, the information presented under the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” and the consolidated financial statements and the notes thereto before making an investment decision.
Overview
The Group is a world-leading consumer healthcare business, with a portfolio of category leading brands, with an average of approximately 21,000 employees worldwide during financial year 2022 engaged in the research and development, manufacture and sale of a broad range of consumer healthcare products. The Group conducts business internationally across five consumer healthcare categories: Oral Health, Pain Relief, VMS, Respiratory Health and Digestive Health and Other. The Group has a strong portfolio of brands, an attractive geographic footprint and competitive capabilities.
Corporate Information
Our Ordinary Shares are admitted to the premium listing segment of the Official List of the FCA and trading on the main market for listed securities of the LSE under the symbol “HLN” and our ADSs are listed on the New York Stock Exchange (“NYSE”) under the symbol “HLN”. The Company is domiciled in England and Wales with its registered and head office at Building 5, First Floor, The Heights, Weybridge, Surrey, KT13 0NY, United Kingdom. The telephone number of the Company’s registered office is +44 1932 822000 and its website is www.haleon.com. The information on the Company’s website does not form part of this prospectus.
SUMMARY OF RISK FACTORS
Our business is subject to numerous risks and uncertainties, including those highlighted in the “Risk Factors” section of this prospectus and in the section entitled “Group Information — Risk Factors” on pages 202 to 210 in our Annual Report and Form 20-F for the financial year ended 31 December 2022 (the “2022 Annual Report”), which is incorporated by reference herein. These risks include the following, any of which could have a material adverse effect on our business, financial condition or results of operations and the price of our Securities:
Risks Relating to the Group:
•
The Group operates in a highly competitive market;

•
The Group’s ability to execute its marketing and sales strategy is subject to challenges;

•
The Group’s business results are impacted by the Group’s ability to manage disruptions in the Group’s global supply chain;

•
Increasing dependence on key retail customers, changes in the policies of the Group’s retail customers, the emergence of alternative retail channels and the rapidly changing retail landscape;

•
The Group may not be able to develop and commercialise new products effectively;

•
Failure to retain key talent or attract new talent;

•
Damage to the Group’s reputation;

•
Failure to respond effectively to the challenges raised by climate change and other sustainability matters;

•
The Group may not be able to sufficiently protect its intellectual property rights or avoid claims of infringement on the intellectual property rights of others;

•
The Group may incur liabilities or be forced to recall products as a result of real or perceived product quality or other product-related issues;

•
A cyber-security incident, data breach or a failure of a key information technology system;

•
The Group relies on third parties in many aspects of its business;

•
The Group faces various risks related to pandemics, epidemics or similar widespread public health concerns;

•
The Group may not successfully acquire and integrate other businesses, licence rights to technologies or products, form and manage alliances, or divest businesses;

•
The Group’s business is affected by seasonality, which could have a negative impact on the Group’s financial condition;

•
The Group may not successfully acquire and integrate other businesses, licence rights to technologies or products, form and manage alliances, or divest businesses;

•
Risks relating to the Group’s leverage and debt service obligations;

•
Goodwill and indefinite-life intangible assets are a material component of the Group’s balance sheet and may be subject to impairments.

•
The Group’s business is subject to legal and regulatory risks in all the markets in which it operates;

•
The Group faces risks relating to the regulation and perception of the ingredients it uses in its products;

•
The Group’s business is subject to market fluctuations and general economic conditions, including inflationary pressures and increased interest rates;

•
Risks related to litigation, disputes and regulatory investigations;

•
The Group faces risks associated with significant international operations;

•
Volatility in material and other costs could materially and adversely impact the Group’s profitability;

•
The Group’s business may be impacted by the effects of Russia’s invasion of Ukraine;

•
Failure to comply with regulation regarding the use of personal data;

•
The Group is exposed to risks relating to fluctuations in currency exchange rates and related hedging activities;

•
Determinations made by the Group with respect to the application of tax law may result in challenges from or disputes with tax authorities which result in the payment of additional amounts for tax;

•
Changes in the tax systems of the countries in which the Group operates could adversely affect the Group’s financial condition and results of operations;

•
The Group has indemnification obligations in favour of the GSK Group and the Pfizer Group, which could be significant; and

•
The Tax Covenant will restrict the Company’s ability to engage in certain transactions.

Risks Relating to the Ordinary Shares and ADSs:
•
An active trading market for the Ordinary Shares and the ADSs may not be sustained;

•
The Pfizer Group retained a significant interest in the Company immediately after Separation and its interests may differ from those of the other holders of the Ordinary Shares and the ADSs;

•
There can be no assurance that dividends will be paid to holders of Ordinary Shares and ADSs;

•
The market price of the Ordinary Shares and the ADSs may fluctuate;

•
Future sales of Ordinary Shares and ADSs, or the perception such sales might occur, could depress the market price of the Ordinary Shares and the ADSs;

•
The Company may decide to offer additional Ordinary Shares (including in the form of ADSs) in the future, diluting the interests of existing holders of Ordinary Shares and ADSs and potentially materially and adversely affecting the market price of Ordinary Shares and ADSs;

•
Holders of the Ordinary Shares and the ADSs may not be able to exercise pre-emption rights or participate in certain future issues of Ordinary Shares;

•
The ability of holders of the Ordinary Shares and the ADSs outside the UK to bring actions or enforce judgments against the Company or the Directors may be limited;

•
Haleon Shareholders outside the UK may be subject to exchange rate risk;

•
Holders of the ADSs are not treated as holders of the Ordinary Shares;

•
Holders of the ADSs will not have the same voting rights as the holders of the Ordinary Shares and may not receive voting materials in time to be able to exercise their right to vote;

•
Holders of the ADSs may be subject to limitations on the transfer of their ADSs and the withdrawal of the underlying Ordinary Shares;

•
Holders of the ADSs may not receive distributions on the underlying Ordinary Shares or any value for them if it is illegal or impractical to make them available to holders of the ADSs;

•
Holders of ADSs may not be entitled to a jury trial with respect to claims arising under the Deposit Agreement, which could result in less favourable outcomes to the plaintiff(s) in any such action; and

•
Forum selection provisions in the Deposit Agreement could limit the ability of holders of ADSs to obtain a favorable judicial forum for disputes with the Company and the Depositary.

THE OFFERING
Issuer
Haleon plc, a public limited company incorporated in England and Wales.
Ordinary Shares offered by the selling securityholders
Up to 3,559,371,012 Ordinary Shares
Ordinary Shares outstanding
9,234,573,831 Ordinary Shares as of 10 March 2023
ADSs offered by the selling securityholders
Up to 295,506,362 ADSs (representing 591,012,724 Ordinary Shares)
ADSs outstanding
470,051,305 ADSs as of 10 March 2023
Use of proceeds
All of the Ordinary Shares and ADSs offered by the selling securityholders pursuant to this prospectus will be sold by the selling securityholders for their respective accounts. We will not receive any of the proceeds from such sales. See “Use of Proceeds.”
LSE ticker symbol for Ordinary Shares and NYSE ticker symbol for ADSs
“HLN”

RISK FACTORS
The risks and uncertainties relating to the Ordinary Shares and the ADSs, the Group’s business and the industry in which it operates, described below, together with all other information contained in this prospectus, should be carefully considered in evaluating the Group, the Ordinary Shares and the ADSs. The risks and uncertainties described below represent those we consider to be material as at the date of this prospectus. However, these risks and uncertainties are not the only ones facing the Group. You should carefully consider the information in this prospectus in light of your personal circumstances.
In addition to the other information set forth in this prospectus, you should carefully consider the risk factors discussed below when considering an investment in our Ordinary Shares and the ADSs and any risk factors and other information that may be set forth in the applicable prospectus supplement and any related free writing prospectus. If any of the following risks occur, our business, financial condition, results of operations and prospects could be materially and adversely affected. In that case, the market price of our securities could decline and you could lose some or all of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations.
Risks Relating to the Group
Please see the section entitled “Group Information — Risk Factors” on pages 202 to 210 in the 2022 Annual Report, which is incorporated by reference herein, for risk factors related to our business.
Risks Relating to the Ordinary Shares and ADSs
An active trading market for the Ordinary Shares and the ADSs may not be sustained
Prior to admission to trading, there was no public trading market for the Ordinary Shares and the ADSs. The Ordinary Shares were admitted to the premium listing segment of the Official List of the FCA and admitted to trading on the main market for listed securities of the LSE on 18 July 2022, and the ADSs began regular-way trading on the NYSE on 22 July 2022. However, the Company can give no assurance that an active trading market for the Ordinary Shares and the ADSs will be sustained. If an active trading market is not sustained, the liquidity and trading price of the Ordinary Shares and the ADSs could be materially and adversely affected.
The Pfizer Group retained a significant interest in the Company immediately after Separation and its interests may differ from those of the other holders of the Ordinary Shares and the ADSs
The Pfizer Group retained a significant interest in the Company immediately after Separation, including 32 per cent. of the Ordinary Shares (including interests in Ordinary Shares held indirectly through holdings of ADSs) and thus of the voting rights of the Company. As a result, the Pfizer Group possesses sufficient voting power to exercise significant influence over all matters requiring shareholder approval, including the election or removal of directors and advisers, the declaration of dividends, whether to accept the terms of a takeover offer and other matters to be determined by the Haleon Shareholders.
In addition, the Pfizer Group has the right to nominate two persons to be appointed to the Board as representative directors for so long as it continues to hold 20 per cent. or more of the Ordinary Shares in issue and a right to nominate one person to be appointed to the Board as a representative director for so long as it continues to hold less than 20 per cent. but at least 10 per cent. of the Ordinary Shares in issue. As at the date of this prospectus, the Pfizer Group has nominated Bryan Supran, who became a director on UK Admission, and David Denton, who became a director on 1 March 2023. In exercising its voting rights, the Pfizer Group may be motivated by interests that differ from those of the other holders of the Ordinary Shares and the ADSs and the interests of the Pfizer Group could conflict with or differ from the Company’s interests. The Company entered into an agreement to regulate its relationship with the Pfizer Group following Separation and, in particular, to help ensure that the Company will be capable of operating and making decisions for the benefit of Haleon Shareholders as a whole and independently of the Pfizer Group following Separation. Notwithstanding the Pfizer Relationship Agreement, the concentration of ownership in the Pfizer Group may have the effect of delaying, deferring or preventing a change of control of the Company or impeding a merger, takeover or other business combination which may otherwise be favourable for the Company or the Group. This in turn could have a material adverse effect on the trading price of the Ordinary Shares and the ADSs.
So long as the Pfizer Group continues to own, whether directly or indirectly, a significant amount of the equity of the Company, the Pfizer Group will continue to be able to substantially influence the Group’s ability to enter into any corporate transactions.
There can be no assurance that dividends will be paid to holders of Ordinary Shares and ADSs
The Company is not obliged to, and may determine not to, pay dividends. If it determines that it will pay dividends, there can be no assurance that it will determine to or be able to pay dividends in the future. Under English company law, a company can only pay dividends to the extent that it has distributable reserves and cash available for this purpose. As a holding company, the Company’s ability to pay dividends in the future will be affected by a number of factors, including having sufficient distributable reserves (see also “Risks relating to the Group’s leverage and debt service obligations” in the 2022 Annual Report, which is incorporated by reference herein) and its ability to receive sufficient dividends from subsidiaries.
The ability of companies within the Group to pay dividends and the Company’s ability to receive distributions from its investments in other entities are subject to restrictions, including, but not limited to, the existence of sufficient distributable reserves and cash. Any of the foregoing could have a material adverse effect on the market price of the Ordinary Shares and the ADSs.
The market price of the Ordinary Shares and the ADSs may fluctuate
Holders of the Ordinary Shares and the ADSs should be aware that the value of an investment in the Group may fluctuate and could be highly volatile. The price at which Ordinary Shares and ADSs may be quoted and the price which investors may realise for their Ordinary Shares and ADSs will be influenced by a large number of factors, some specific to the Group and its operations, and some which may affect the Group’s industry as a whole, other comparable companies or publicly traded companies as a whole.
Such factors, including actual or anticipated fluctuations in the financial performance of the Group and its competitors, market fluctuations and/or factors generally affecting consumers could lead to the market price of the Ordinary Shares and the ADSs fluctuating.
Future sales of Ordinary Shares and ADSs, or the perception such sales might occur, could depress the market price of the Ordinary Shares and the ADSs
Immediately following Separation, GSK held 5.44 per cent. of the Company’s issued share capital and Pfizer held 32 per cent. of the Company’s share capital. Furthermore, as part of certain arrangements pursuant to which GSK will provide additional support to the UK Pension Schemes (as defined below), the SLPs (being Scottish limited partnerships controlled by GSK and set up to provide a funding mechanism pursuant to which GSK will provide additional funding for GSK’s UK Pension Schemes) in aggregate held 7.5 per cent. of the total issued share capital of the Company.
The perception that sales of Ordinary Shares by GSK, Pfizer and the SLPs could occur may materially and adversely affect the market price of the Ordinary Shares and the ADSs. This may make it more difficult for holders of the Ordinary Shares and ADSs to sell the Ordinary Shares and the ADSs, respectively, at a time and price that they deem appropriate, and could also impede the Company’s ability to issue equity securities in the future.
The Company may decide to offer additional Ordinary Shares (including in the form of ADSs) in the future, diluting the interests of existing holders of Ordinary Shares and ADSs and potentially materially and adversely affecting the market price of Ordinary Shares and ADSs
Other than pursuant to employee share plans, the Company has no current plans for an offer of shares (including in the form of ADSs). However, if the Company decides to offer additional Ordinary Shares (including in the form of ADSs) or other securities convertible into Ordinary Shares in the future, including as consideration for any acquisitions, this could dilute the interests of existing holders of the Ordinary

Shares and the ADSs and/or have an adverse impact on the market price of Ordinary Shares and ADSs, as could the public perception that such an offering may occur.
Holders of the Ordinary Shares and the ADSs may not be able to exercise pre-emption rights or participate in certain future issues of Ordinary Shares
In the case of a future allotment of new Ordinary Shares for cash, existing Haleon Shareholders have certain statutory pre-emption rights, unless those rights are disapplied by a special resolution of the Haleon Shareholders at a general meeting. An issue of new Ordinary Shares not for cash or when pre-emption rights have been disapplied could dilute the interests of the then-existing Haleon Shareholders.
Securities laws of certain jurisdictions may restrict the Company’s ability to allow participation by Haleon Shareholders in future offerings. In particular, shareholders in the USA and holders of the ADSs may not be entitled to exercise these rights, unless either the Ordinary Shares, the ADSs and any other securities that are offered and sold are registered under the Securities Act of 1933, as amended (the “Securities Act”), or the Ordinary Shares, the ADSs and such other securities are offered pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. The Company cannot assure prospective investors it will register any such offers or sales under the Securities Act, that any exemption from the securities law requirements would be available to enable US or other Haleon Shareholders or holders of the ADSs to exercise their pre-emption rights or, if available, that the Company will utilise any such exemption.
The ability of holders of the Ordinary Shares and the ADSs outside the UK to bring actions or enforce judgments against the Company or the Directors may be limited
The ability of holders of the Ordinary Shares and the ADSs outside the UK to bring an action against the Company may be limited under law. The Company is a public limited company incorporated in England and Wales. The rights of holders of the Ordinary Shares are governed by English law and by the articles of association of the Company from time to time (“Articles of Association”). The rights of holders of the ADSs are governed by the Deposit Agreement. See “— Holders of the ADSs are not treated as holders of the Ordinary Shares” below. The rights of holders of the Ordinary Shares differ from the rights of shareholders in typical US corporations and some other non-UK companies. In particular, English law currently limits significantly the circumstances under which the shareholders of English companies may bring derivative actions. Under English law, in most cases, only the Company may be the proper plaintiff for the purposes of maintaining proceedings in respect of wrongful acts committed against it and, generally, neither an individual shareholder, nor any group of shareholders, has any right of action in such circumstances. English law does not afford appraisal rights to dissenting shareholders in the form typically available to shareholders in a US company. In addition, it may not be possible for holders of the Ordinary Shares and the ADSs outside the UK to enforce any judgments in civil or commercial matters or any judgments in securities laws of countries other than the UK against some or all of the Directors or executive officers of the Company who are resident in the UK or countries other than those in which judgment is made.
Haleon Shareholders outside the UK may be subject to exchange rate risk
The Ordinary Shares are, and any dividends to be paid in respect of them will be, denominated in Pounds Sterling. An investment in Ordinary Shares by an investor whose principal currency is not Pounds Sterling exposes the investor to foreign currency exchange rate risk. Any depreciation of Pounds Sterling in relation to such foreign currency will reduce the value of the investment in the Ordinary Shares or any dividends in foreign currency terms.
Holders of the ADSs are not treated as holders of the Ordinary Shares
Holders of the ADSs are not treated as holders of the Ordinary Shares, unless they withdraw the Ordinary Shares underlying such ADSs in accordance with the Deposit Agreement and applicable laws and regulations. The Depositary is the holder of the Ordinary Shares underlying the ADSs. Holders of the ADSs therefore do not have any rights as holders of the Ordinary Shares, other than the rights that they have pursuant to the Deposit Agreement. See “Description of Securities — American Depositary Shares.”

Holders of the ADSs will not have the same voting rights as the holders of the Ordinary Shares and may not receive voting materials in time to be able to exercise their right to vote
Except as described in this prospectus and the Deposit Agreement, holders of the ADSs will not be able to exercise voting rights attaching to the Ordinary Shares represented by the ADSs. Under the terms of the Deposit Agreement, the Depositary irrevocably appoints each holder of ADSs on the voting record date fixed by the Depositary in respect of any meeting at which holders of the Ordinary Shares are entitled to vote as its proxy to attend, vote and speak at the relevant meeting in respect of the Ordinary Shares represented by their ADSs. Accordingly, holders of the ADSs may (i) attend, vote and speak at a meeting of Haleon Shareholders as the proxy of the Depositary, (ii) appoint any other person as the substitute proxy or (iii) renounce the proxy initially provided by the Depositary and instruct the Depositary to vote the Ordinary Shares underlying their ADSs (see “Description of Securities — American Depositary Shares — Voting”). Otherwise, holders of the ADSs will not be able to exercise their right to vote unless they withdraw the Ordinary Shares underlying ADSs to vote them in person or by proxy in accordance with applicable laws and regulations and the Articles of Association. Even so, holders of ADSs may not know about a meeting far enough in advance to withdraw those Ordinary Shares.
As soon as practicable after receipt of notice of any meeting at which Haleon Shareholders are entitled to vote, or of solicitation of consents or proxies from Haleon Shareholders, the Depositary shall fix the voting record date in respect of such meeting or solicitation. The Depositary or, if the Company so determines, the Company shall, distribute to the holders of ADSs on such voting record date, among other things, such information as is contained in such notice of meeting or in the solicitation materials and a statement as to the manner in which holders of ADSs may exercise their right to vote.
We cannot guarantee that holders of ADSs will receive the voting materials with sufficient time to enable such holders to instruct the Depositary to vote the Ordinary Shares underlying their ADSs or for the holders of ADSs to arrange to attend, vote and/or speak at the relevant meeting.
A shareholder is only entitled to participate in, and vote at, the meeting of shareholders, provided that it holds the Ordinary Shares as of the record date set for such meeting and otherwise complies with our Articles of Association. In addition, the Depositary’s liability to holders of ADSs for failing to execute voting instructions or for the manner of executing voting instructions is limited by the Deposit Agreement. As a result, holders of ADSs may not be able to exercise their right to give voting instructions or to vote in person or by proxy and they may not have any recourse against the Depositary or us if their Ordinary Shares are not voted as they have requested or if the Ordinary Shares underlying their ADSs cannot be voted.
Holders of the ADSs may be subject to limitations on the transfer of their ADSs and the withdrawal of the underlying Ordinary Shares
ADSs are transferable on the books of the Depositary. However, the Depositary may close its books at any time or from time to time when it deems expedient. The Depositary may refuse to deliver, transfer or register transfers of ADSs generally when the Company’s books or the books of the Depositary are closed, or at any time if the Company or the Depositary think it is advisable to do so because of any requirement of law, government or governmental body, or under any provision of the Deposit Agreement, or for any other reason, subject to the right of holders of ADS to cancel their ADSs and withdraw the underlying Ordinary Shares. Temporary delays in the cancellation of ADSs and withdrawal of the underlying Ordinary Shares may arise because the Depositary has closed its transfer books or the Company has closed its transfer books in connection with voting at a shareholders’ meeting or the payment of a dividend on Ordinary Shares. In addition, holders of ADSs may not be able to cancel their ADSs and withdraw the underlying Ordinary Shares when they owe money for fees, taxes and similar charges and when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of Ordinary Shares or other deposited securities. See “Description of the Securities — American Depositary Shares.”
Holders of the ADSs may not receive distributions on the underlying Ordinary Shares or any value for them if it is illegal or impractical to make them available to holders of the ADSs
The Depositary has agreed to pay to holders of ADSs any cash dividends or other distributions it or the custodian receives on the Ordinary Shares or other deposited securities after deducting its fees and expenses.

Holders of ADSs will receive these distributions in proportion to the number of the Ordinary Shares that the respective ADSs represent. However, in accordance with the limitations set forth in the Deposit Agreement, it may be unlawful or impractical to make a distribution available to holders of ADSs. The Company has no obligation to take any other action to permit distribution on the ADSs, the Ordinary Shares, rights or anything else to holders of the ADSs. This means that holders of ADSs may not receive the distributions the Company makes on the Ordinary Shares or any value from them if it is unlawful or impractical to make them available to holders of ADSs. These restrictions may have an adverse effect on the value of the ADSs.
Holders of ADSs may not be entitled to a jury trial with respect to claims arising under the Deposit Agreement, which could result in less favourable outcomes to the plaintiff(s) in any such action
The Deposit Agreement provides that, to the fullest extent permitted by law, holders of ADSs irrevocably waive the right to a jury trial with respect to any claim that they may have against us or the Depositary arising out of or relating to the Ordinary Shares, the ADSs or the Deposit Agreement, including any claim under the United States federal securities laws.
If we or the Depositary oppose a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by the United States Supreme Court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of New York. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether a party knowingly, intelligently and voluntarily waived the right to a jury trial. We believe that this is the case with respect to the Deposit Agreement and the ADSs. It is advisable that you consult your legal counsel regarding the jury waiver provision before entering into the Deposit Agreement.
If you or any other holders or beneficial owners of ADSs bring a claim against us or the Depositary in connection with matters arising under the Deposit Agreement or the ADSs, including claims under federal securities laws, you or such other holder or beneficial owner may not be entitled to a jury trial with respect to such claims, which may have the effect of limiting and discouraging lawsuits against us or the Depositary. If a lawsuit is brought against us or the Depositary under the Deposit Agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favourable to the plaintiff(s) in any such action.
Nevertheless, if this jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms of the Deposit Agreement with a jury trial. No condition, stipulation or provision of the Deposit Agreement or the ADSs serves as a waiver by any holder or beneficial owner of ADSs or by us or the Depositary of compliance with any substantive provision of the United States federal securities laws and the rules and regulations promulgated thereunder.
Forum selection provisions in the Deposit Agreement could limit the ability of holders of ADSs to obtain a favorable judicial forum for disputes with the Company and the Depositary
The Deposit Agreement provides that, by holding or owning an ADR or ADS or an interest therein, holders and beneficial owners each irrevocably agree that any legal suit, action or proceeding against or involving the Depositary and/or the Company brought by holders or beneficial owners, arising out of or based upon the Deposit Agreement, the ADSs, the ADRs or the transactions contemplated therein or thereby, including, without limitation, claims under the Securities Act, may be only instituted in the United States District Court for the Southern District of New York (or in the state courts of New York County in New York if either (i) the United States District Court for the Southern District of New York lacks subject matter jurisdiction over a particular dispute or (ii) the designation of the United States District Court for the Southern District of New York as the exclusive forum for any particular dispute is, or becomes, invalid, illegal or unenforceable). The enforceability of similar federal court choice of forum provisions has been challenged in legal proceedings in the United States, and it is possible that a court could find this type of provision to be inapplicable, unenforceable, or inconsistent with other documents that are relevant to the filing of such lawsuits. If a court were to find the federal choice of forum provision contained in the Deposit Agreement to be inapplicable or unenforceable in an action, the Company may incur additional costs associated with resolving such action in other jurisdictions. If upheld, the forum selection clause in the Deposit Agreement, may limit the ability of holders of ADSs to bring a claim against the Company and/or the Depositary in their preferred judicial forum, and this limitation may discourage such lawsuits. In addition, the Securities Act provides that both federal and state courts have jurisdiction over suits brought to enforce any duty or liability under the Securities Act or the rules and regulations thereunder. Accepting or consent to this forum selection provision does not constitute a waiver by a holder of ADSs of compliance with federal securities laws and the rules and regulations thereunder. A holder of ADSs may not waive compliance with federal securities laws and the rules and regulations thereunder.

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS
This prospectus contains certain statements that are, or may be deemed to be, “forward-looking statements” (including for purposes of the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act). Forward-looking statements give Haleon’s current expectations and projections about future events, including strategic initiatives and future financial condition and performance, and so Haleon’s actual results may differ materially from what is expressed or implied by such forward-looking statements. Forward-looking statements sometimes use words such as “expects”, “anticipates”, “believes”, “targets”, “plans” “intends”, “aims”, “projects”, “indicates”, “may”, “might”, “will”, “should”, “potential”, “could” and words of similar meaning (or the negative thereof). All statements, other than statements of historical facts, included in this presentation are forward-looking statements. Such forward-looking statements include, but are not limited to, statements relating to future actions, prospective products or product approvals, delivery on strategic initiatives (including but not limited to acquisitions, realizations of efficiencies and responsible business goals), future performance or results of current and anticipated products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, dividend payments and financial results.
Any forward-looking statements made by or on behalf of Haleon speak only as of the date they are made and are based upon the knowledge and information available to Haleon on the date of this prospectus. These forward-looking statements and views may be based on a number of assumptions and, by their nature, involve known and unknown risks, uncertainties and other factors because they relate to events and depend on circumstances that may or may not occur in the future and/or are beyond Haleon’s control or precise estimate. Such risks, uncertainties and other factors that could cause Haleon’s actual results, performance or achievements to differ materially from those in the forward-looking statements include, but are not limited to, those discussed under “Group Information — Risk Factors” on pages 202 to 210 of the 2022 Annual Report and “Risk Factors” on pages 6 – 11 of this prospectus. Forward-looking statements should, therefore, be construed in light of such risk factors and undue reliance should not be placed on forward-looking statements.
Except as may be required by applicable legal or regulatory obligations, we undertake no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should, however, consult any additional disclosures that Haleon may make in any documents which it publishes and/or files with the SEC and take note of these disclosures, wherever you are located.
No statement in this document is or is intended to be a profit forecast or profit estimate.

USE OF PROCEEDS
All of the Ordinary Shares and ADSs offered by the selling securityholders pursuant to this prospectus will be sold by the selling securityholders for their respective accounts. We will not receive any of the proceeds from such sales. We will pay certain expenses associated with the registration of the securities covered by this prospectus, as described in the section titled “Plan of Distribution”.

DIVIDEND POLICY
For the period from demerger to 31 December 2022, there have not been any dividends paid in respect of the Company’s ordinary shares. On 2 March 2023, in respect of trading since demerger to 31 December 2022, the Company declared a final dividend of 2.4 pence per ordinary share, which will be paid, subject to shareholder approval, following the Company’s annual general meeting. Subject to Board approval, dividends are expected to be paid half-yearly with approximately one third of the dividend paid as an interim dividend following the the Company’s half year results and paid in October, and the balance paid as a final dividend, subject to shareholder approval following the Company’s annual general meeting. Dividends are announced in pound sterling, with an equivalent US dollar amount paid in respect of the Company’s ADSs.

CAPITALISATION
The following table sets forth the Group’s consolidated capitalisation as at 31 December 2022.
Financial information set forth in table was derived from the Group’s consolidated financial statements as of 31 December 2022 incorporated by reference herein. This information should be read in conjunction with information included elsewhere and incorporated by reference in this prospectus, including the 2022 Annual Report and the consolidated financial statements incorporated by reference herein.
£m	Note	2022
Share capital		92
Share premium		—
Other reserves		(11,537)
Translation reserve		1,046
Retained earnings		26,730
Shareholders’ equity		16,331
Non-controlling interests		126
Total equity		16,457
Short-term borrowings
Lease Liabilities		44
Loan and overdrafts		91
Commercial paper	1	302
Total short-term borrowings		437
Long-term borrowings
Lease Liabilities		117
£300,000,000 2.875 per cent. notes due 2028	1	299
£400,000,000 3.375 per cent. notes due 2038	1	398
€850,000,000 1.250 per cent. notes due 2026	1	694
€750,000,000 1.750 per cent. notes due 2030	1	663
€750,000,000 2.125 per cent. notes due 2034	1	659
$700,000,000 3.024 per cent. callable notes due 2024	1	581
$300,000,000 floating rate SOFR + 0.89% callable notes due 2024	1, 3	249
$1,750,000,000 3.125 per cent. notes due 2025	1	1,385
$2,000,000,000 3.375 per cent. notes due 2027	1	1,653
$1,000,000,000 3.375 per cent. notes due 2029	1	822
$2,000,000,000 3.625 per cent. notes due 2032	1	1,652
$1,000,000,000 4.000 per cent. notes due 2052	1	806
Non-Voting Preference Shares	1	25
Total long-term borrowings		10,003
Total borrowings		10,440
Total capitalisation	2	26,897

(1)
For details of the Group’s short- and long-term borrowings, see Note 19 “Borrowings” to the Financial Statements.

(2)
Total capitalisation is the sum of total equity and total borrowings.

(3)
On 2 March 2023, the Group announced that it will be exercising its option to redeem the total outstanding aggregate principal amount of these notes on 24 March 2023.

DESCRIPTION OF SECURITIES
For the purposes of this Item, “CREST” refers to the system for the paperless settlement of trades in securities and the holding of uncertificated securities in accordance with the Uncertificated Securities Regulations 2001 (SI 2001 No. 3755), as amended, operated by Euroclear UK & International Limited, and “uncertificated” or “in uncertificated form” refers to a share or other security recorded on the relevant register of the share or security concerned as being held in uncertificated form in CREST and title to which may be transferred by using CREST.
Share Capital of the Company
Issued share capital of the Company
As of 31 December 2022, the ordinary share capital of the Company was held as follows:
Shareholder	Class	Number of shares	Voting rights
Pfizer (including interests in Ordinary Shares held indirectly through holdings of ADSs)	Ordinary Shares	2,955,063,626	32.00 per cent.
SLPs	Ordinary Shares	692,593,037	7.50 per cent.
GSK	Ordinary Shares	502,727,073	5.44 per cent.
Other holders of Ordinary Shares (including interests in Ordinary Shares held indirectly through holdings of ADSs)	Ordinary Shares	5,084,190,095	55.06 per cent
The Ordinary Shares have a nominal value of £0.01 each. The Non-Voting Preference Shares have a nominal value of £1 each and are fully paid. The Non-Voting Preference Shares will not be listed on the LSE or any other exchanges.
Holders of Ordinary Shares who the Company believes are or may be Designated Persons1 are not permitted to dispose of their Ordinary Shares or any legal or beneficial interest in any of them without the prior written consent of the Company. The Ordinary Shares are otherwise freely transferable and there are no restrictions on transfer.
The Ordinary Shares are registered with ISIN number GB00BMX86B70 and SEDOL number BMX86B7.
History of the share capital
On incorporation, two ordinary shares of £1 each in the capital of the Company were issued and have been fully paid up in cash. Subsequently, two further ordinary shares of £1 each in the capital of the Company were issued and have been fully paid up in cash. In addition, redeemable preference shares of £1 each (the “Redeemable Shares”) were issued and were fully paid up in cash. The Redeemable Shares were redeemed by the Company on 11 April 2022.
On 23 May 2022, the Company issued 16 ordinary shares of £1 each which were fully paid up in cash. Immediately following that issuance, the Company consolidated its 20 ordinary shares of £1 each into four ordinary shares of £5 each and then sub-divided such shares into sixteen ordinary shares of £1.25 each.
Prior to UK Admission, David Redfern, Adam Walker, Victoria Whyte and Subesh Williams, in their capacity as shareholders of the Company, passed a special resolution of the Company approving the capital reduction in accordance with section 641(1)(b) of the Companies Act, pursuant to which the Company:

1
“Designated Person” is (A) any person listed on a Sanctions List (as defined in the Articles of Association); or (B) any other person, in each case where it would be unlawful, by virtue of any Sanctions Law (as defined in the Articles of Association) applicable to the Company, for the Company or any of its directors, officers, or employees to make available to such person, or to otherwise facilitate dealings by such person in, any shares in the company or the benefit of any rights attaching to such shares.

•
cancelled and extinguished £1.24 of the nominal value of each Ordinary Share; and

•
cancelled and extinguished all amounts standing to the credit of the Company’s share premium account, with all amounts so reduced being credited to the Company’s profit and loss reserve (the “Capital Reduction”).

Implementation of the Capital Reduction was completed on August 3, 2022.
The purpose of the Capital Reduction was to create additional distributable reserves in the Company, which the Company can then use to support future distributions to shareholders in accordance with its stated dividend policy. Aggregate distributable reserves of £22,057,623,030 were created by the Capital Reduction. The Capital Reduction became effective on 3 August 2022, at which point the nominal value of each Ordinary Share was reduced from £1.25 to 1 pence.
GSK and the Company implemented the Demerger on 15 July 2022, which resulted, among other things, the Company becoming the ultimate holding company of the Group and holders of GSK Shares of Record Time and GSK ADSs of Record Time receiving Ordinary Shares and ADSs, respectively.
Shortly following the Demerger, GSK, Pfizer, the SLPs and the Company implemented certain share exchanges which resulted in, among other things, the following alterations to the share capital of the Company:
•
the Company alloted and issued to GSK 502,727,073 Ordinary Shares. The number of Ordinary Shares held by GSK at UK Admission represented 5.44 per cent. of the total issued share capital of the Company;

•
the Company alloted and issued to the SLPs 692,593,037 Ordinary Shares, resulting in the SLPs holding, on UK Admission, Ordinary Shares representing 7.5 per cent. of the total issued share capital of the Company (to the nearest whole Ordinary Share); and

•
the Company alloted and issued to Pfizer: (i) 25 million Non-Voting Preference Shares; and (ii) 2,955,063,626 Ordinary Shares (including interests in Ordinary Shares held indirectly through holdings of ADSs), resulting in Pfizer holding, on UK Admission, Ordinary Shares representing 32 per cent. of the total issued share capital of the Company (to the nearest whole Ordinary Share).

Immediately following the issue of shares described in the third bullet above, Pfizer sold its entire holding in the Non-Voting Preference Shares to one or more third party investor(s).
Information about Ordinary Shares and Non-Voting Preference Shares
Description and type of securities
The Ordinary Shares are fully paid ordinary shares with a nominal value of £0.01 each. The Company has one class of ordinary shares.
The Non-Voting Preference Shares are fully paid non-voting preference shares with a nominal value of £1 each carrying preferential rights in respect of both dividends and distributions of capital. The Company has one class of preference shares in issue.
The Ordinary Shares and the Non-Voting Preference Shares are credited as fully paid and free from all liens, equities, charges, encumbrances and other interests.
The Non-Voting Preference Shares rank pari passu with all other Non-Voting Preference Shares and carry preferential dividend rights ahead of the Ordinary Shares, entitling the holder to quarterly cumulative dividends at a fixed rate of 9.5 per cent. per annum for a period of five years from the date of the issue of the Non-Voting Preference Shares, following which the rate shall be reset for each subsequent period of five consecutive years at the rate which is equal to the Bank of England base rate prevailing at the time of reset plus 7.5 per cent.
Dividends on the Non-Voting Preference Shares which have become due and payable in accordance with the Articles are required to be paid in full before any repurchases or distributions can be made with respect to the Ordinary Shares. The Non-Voting Preference Shares also carry preferential rights to participate in any distribution of capital in the event of the insolvency of the Company (including on a winding-up of the Company) up to an amount equal to their nominal value plus accrued dividend and any arrears or deficiency in amount of the cumulative dividend.
The dividend paying agent for the Haleon Shareholders is Equiniti Limited, Aspect House, Spencer Road, Lancing BN99 6DA, United Kingdom.
The Ordinary Shares rank behind the Non-Voting Preference Shares, as described in the preceding paragraph, and pari passu with all other Ordinary Shares for dividends and distributions on shares of the Company declared, made or paid after their issue.
Further detail on the rights attaching to the Ordinary Shares and the Non-Voting Preference Shares is set out in “— Rights attached to the Ordinary Shares and the Non-Voting Preference Shares.”
Legislation under which the Ordinary Shares were created
The Ordinary Shares and the Non-Voting Preference Shares have been created under the Companies Act.
Listing
The Ordinary Shares are admitted to the premium listing segment of the Official List of the FCA and listed on the main market for listed securities of the LSE under the ticker symbol “HLN.” The Company has been included in the FTSE UK Index Series.
The ADSs are listed on the NYSE under the ticker symbol “HLN.”
No application has been made for admission of Ordinary Shares to trading on any other stock exchange (nor is it the current intention of the Company to make any such application in future).
There is no prior trading record for the Ordinary Shares.
No application has been made for admission of the Non-Voting Preference Shares to trading on any stock exchange, nor is it the current intention of the Company to make any such application in future. There is no prior trading record for the Non-Voting Preference Shares.
Form and currency of the Ordinary Shares and the Non-Voting Preference Shares
The Ordinary Shares and the Non-Voting Preference Shares are in registered form and are capable of being held in certificated and uncertificated form. The registrar of the Company is Equiniti Limited (“Registrar”).
Title to the certificated Ordinary Shares and Non-Voting Preference Shares is evidenced by entry in the register of members of the Company and title to uncertificated Ordinary Shares and Non-Voting Preference Shares is evidenced by entry in the operator register maintained by the Registrar (which will form part of the register of members of the Company).
No share certificates will be issued in respect of Ordinary Shares or Non-Voting Preference Shares in uncertificated form. No temporary documents of title have been or will be issued in respect of the Ordinary Shares or the Non-Voting Preference Shares.
The Ordinary Shares and the Non-Voting Preference Shares have joined CREST, the computerised, paperless system for settlement of sales and purchases of shares in the London securities market.
The Ordinary Shares and the Non-Voting Preference Shares are denominated in Pounds Sterling and the Ordinary Shares are quoted in Pounds Sterling on the LSE.
Rights attached to the Ordinary Shares and the Non-Voting Preference Shares
Ordinary Shares
All the Ordinary Shares rank pari passu in all respects. There are no conversion or exchange rights attaching to the Ordinary Shares, and all the Ordinary Shares have equal rights to participate in capital, dividend and profit distributions by the Company.

Subject to the provisions of the Companies Act, any equity securities issued by the Company for cash must first be offered to Haleon Shareholders in proportion to their holdings of Ordinary Shares. The Companies Act and the rules made by the FCA in its capacity as the competent authority for the purposes of Part VI of the Financial Services and Markets Act 2000 of the UK, as amended from time to time (the “UK Listing Rules”) allow for the disapplication of pre-emption rights which may be approved by a special resolution of the Haleon Shareholders, either generally or specifically, for a maximum period not exceeding five years. A resolution to this effect was passed on 23 May 2022 and is summarised in “— Resolutions passed by initial shareholders of the Company.”
Except in relation to dividends which have been declared and rights on a liquidation of the Company, the Haleon Shareholders have no rights to share in the profits of the Company.
The Ordinary Shares are not redeemable. However, the Company may purchase or contract to purchase any of the Ordinary Shares on- or off-market, subject to the Companies Act and the requirements of the UK Listing Rules. The Company may purchase Ordinary Shares only out of distributable reserves or the proceeds of a new issue of shares made to fund the repurchase.
Further details of the rights attached to the Ordinary Shares in relation to attendance and voting at general meetings, entitlements on a winding-up of the Company, transferability of Ordinary Shares and dividends are set out in the section entitled “Group Information — Articles of Association” in the 2022 Annual Report.
Non-Voting Preference Shares
The Non-Voting Preference Shares are fully paid non-voting preference shares with a nominal value of £1 each. Each Non-Voting Preference Share is redeemable in whole at the option of the Company or redeemable at the option of each relevant Non-Voting Preference Shareholder in respect of its entire holding of Non-Voting Preference Shares on any date falling not less than five years after the date on which that Non-Voting Preference Share was issued or, if earlier, on the Company undergoing a change of control. Such redemption shall be at the nominal value of the relevant Non-Voting Preference Shares plus the amount, if any, of all accrued but unpaid dividends on the Non-Voting Preference Shares. The Company has one class of non-voting preference shares.
The Non-Voting Preference Shares do not confer any voting rights, other than in respect of matters that entail a variation of the class rights attaching to the Non-Voting Preference Shares, in which case each Non-Voting Preference Share confers one vote at a separate class meeting of the Non-Voting Preference Shareholders convened in order to consider a proposed variation of class rights.
The Non-Voting Preference Shares rank pari passu with all other Non-Voting Preference Shares and have preferential dividend rights ahead of the Ordinary Shares, entitling Non-Voting Preference Shareholders to quarterly cumulative dividends at a fixed rate of 9.5 per cent. per annum for a period of five years from the date of the issue of the Non-Voting Preference Shares, following which the rate shall be reset for each subsequent period of five consecutive years at the rate which is equal to the Bank of England base rate prevailing at the time of reset plus 7.5 per cent. Dividends on the Non-Voting Preference Shares which have become due and payable in accordance with the Articles are required to be paid in full before any repurchases or distributions can be made with respect to the Ordinary Shares. The Non-Voting Preference Shares also carry preferential rights to participate in a distribution of capital in the event of insolvency (including on a winding-up) up to an amount equal to their nominal value plus accrued dividend and any arrears or deficiency in amount of the cumulative dividend.
The Ordinary Shares rank behind the Non-Voting Preference Shares, as described in the preceding paragraph, and pari passu with all other Ordinary Shares for dividends and distributions on ordinary shares of the Company declared, made or paid after their issue.
Resolutions passed by initial shareholders of the Company
Authorisations relating to the share capital of the Company
On 23 May 2022, David Redfern, Adam Walker, Victoria Whyte and Subesh Williams, in their capacity as the only shareholders of the Company passed the following resolutions relating to the share capital of the Company, each of which was subject to and conditional upon UK Admission occurring:

(A)
an ordinary resolution that the Directors be generally and unconditionally authorised, in accordance with section 551 of the Companies Act, in substitution for all subsisting authorities, to exercise all powers of the Company to allot shares in the Company and to grant rights to subscribe for or convert any security into shares in the Company up to an aggregate nominal amount of £3,847,723,920 which authority shall expire at the end of the first annual general meeting of the Company following UK Admission or, if earlier, at the close of business on 30 June 2023 (unless previously revoked or varied by the Company in general meeting) save that under such authority the Company may, before such expiry, make an offer or agreement which would or might require shares to be allotted or rights to subscribe for or convert any security into shares to be granted after such expiry and the Directors may allot shares or grant rights to subscribe for or convert any security into shares in pursuance of such an offer or agreement as if the relevant authority conferred hereby had not expired;

(B)
a special resolution that, subject to the passing of the resolution described in paragraph (A) above, and in substitution for all subsisting authorities, the Directors be empowered to allot equity securities (as defined in the Companies Act) for cash under the authority given by that resolution and/or to sell ordinary shares held by the Company as treasury shares for cash as if section 561 of the Companies Act did not apply to any such allotment or sale, such power to be limited:

(i)
to the allotment of equity securities and sale of treasury shares in connection with an offer of, or invitation to apply for, equity securities:

(a)
to ordinary shareholders in proportion (as nearly as may be practicable) to their existing holdings; and

(b)
to holders of other equity securities, as required by the rights of those securities, or as the Directors otherwise consider necessary, but so that the Directors may impose any limits or restrictions and make any arrangements which they consider necessary or appropriate to deal with treasury shares, fractional entitlements, record dates, legal, regulatory or practical problems in, or under the laws of, any territory or any other matter whatsoever; and

(ii)
to the allotment of equity securities or sale of treasury shares (otherwise than under paragraph (i) above) up to a nominal amount of £577,158,587 (calculated, in the case of equity securities which are rights to subscribe for, or convert, securities into, ordinary shares by reference to the aggregate nominal amount of relevant shares which may be allotted pursuant to such rights), such power to expire at the end of the first annual general meeting of the Company following UK Admission (or, if earlier, at the close of business on 30 June 2023) but, in each case, prior to its expiry the Company may make offers, and enter into agreements, which would, or might, require equity securities to be allotted (and treasury shares to be sold) after the power expires and the Directors may allot equity securities (and sell treasury shares) under any such offer or agreement as if the power had not expired;
(C)
a special resolution that, subject to the passing of the authority described in paragraph (A) above, the Directors be empowered in addition to any authority described in paragraph (B) above to allot equity securities (as defined in the Companies Act) for cash under the authority described in paragraph (A) and/or to sell ordinary shares held by the Company as treasury shares for cash as if section 561 of the Companies Act did not apply to any such allotment or sale, such power to be:

(i)
limited to the allotment of equity securities or sale of treasury shares up to a nominal amount of £577,158,587 (calculated, in the case of equity securities which are rights to subscribe for, or convert, securities into, ordinary shares by reference to the aggregate nominal amount of relevant shares which may be allotted pursuant to such rights); and

(ii)
used only for the purposes of financing (or refinancing, if the authority is to be used within six months after the original transaction) a transaction which the Directors determine to be an acquisition or other capital investment of a kind contemplated by the Statement of Principles on Disapplying Pre-Emption Rights most recently published by the Pre-Emption Group prior to the date of this prospectus, such power to expire at the end of the first annual general meeting of the Company following UK Admission (or, if earlier, at the close of business on 30 June 2023) but, in each case, prior to its expiry the Company may make offers, and enter into agreements, which would, or might, require equity securities to be allotted (and treasury shares to be sold) after the power expires and the Directors may allot equity securities (and sell treasury shares) under any such offer or agreement as if the power had not expired;
(D)
a special resolution that the Company be generally and unconditionally authorised for the purposes of section 701 of the Companies Act to make market purchases (within the meaning of section 693(4) of the Companies Act) of its own ordinary shares provided that the:

(i)
maximum number of ordinary shares hereby authorised to be purchased is 923,453,741;

(ii)
minimum price, exclusive of expenses, which may be paid for each ordinary share is the nominal value of such share;

(iii)
maximum price, exclusive of expenses, which may be paid for each ordinary share shall be the higher of (i) an amount equal to five per cent. above the average market value for the Company’s ordinary shares for the five business days immediately preceding the day on which the ordinary share is contracted to be purchased; and (ii) the higher of the price of the last independent trade and the highest current independent purchase bid at the time on the trading venue on which the purchase is carried out; and

(iv)
authority conferred as described under this paragraph (D) shall, unless renewed prior to such time, expire at the end of the next annual general meeting of the Company (or, if earlier, at the close of business on 30 June 2023), save that the Company may, before such expiry, enter into a contract for the purchase of ordinary shares which would or might be completed wholly or partly after such expiry and the Company may purchase ordinary shares pursuant to any such contract as if this authority had not expired.

Board undertaking in relation to share capital authorities
Following the Capital Reduction, the aggregate nominal value of the Company’s issued ordinary share capital was reduced and, as a result, the headroom contained within certain of the share capital authorities above is, and will continue to be until the Company’s next annual general meeting (or, if earlier, at the close of business on 30 June 2023), in excess of the level of standing annual share capital authorities generally considered to be appropriate for a listed company. Accordingly, in order to demonstrate that the Group does not intend to breach, inter alia, the guidance of investment protection committees (such as the Investment Association, Pensions and Lifetime Savings Association and Pensions & Investment Research Consultants) or the Pre-Emption Group’s “Statement of Principles” regarding routine disapplication of pre-emption rights, the Board has resolved that:
(A)
to the extent that the authority conferred by the resolution described at sub-paragraph (A) above is in respect of an aggregate nominal amount which exceeds one-third of the aggregate nominal amount of the Company’s issued ordinary share capital on UK Admission (the “Admission Capital”), it will not exercise that authority in respect of such excess without first seeking shareholder approval;

(B)
it will limit the exercise of the power conferred by the resolution described at sub-paragraph (B) above, as limited by limb (ii) of that sub-paragraph, to the disapplication of pre-emption rights in respect of allotments of the Company’s shares up to an aggregate nominal amount which is not more than five per cent of the Admission Capital; and

(C)
it will limit the exercise of the power conferred by the resolution described at sub-paragraph (C) above, as limited by limb (i) of that sub-paragraph, to the disapplication of pre-emption rights in respect of allotments of the Company’s shares up to an aggregate nominal amount which is not more than five per cent of the Admission Capital.

Authority to make donations to political organisations and political expenditure
On 23 May 2022, David Redfern, Adam Walker, Victoria Whyte and Subesh Williams, in their capacity as the only shareholders of the Company passed the following ordinary resolution: for the purposes of sections 366 and 367 of the Companies Act, the Company and all companies that are or become, at any time during the period for which this authorisation has effect, subsidiaries of the Company, are authorised in aggregate to:
•
make political donations, as defined in section 364 of the Companies Act, to political parties and/or independent electoral candidates, as defined in section 363 of the Companies Act, not exceeding £50,000 in total;

•
make political donations to political organisations other than political parties, as defined in section 363 of the Companies Act, not exceeding £50,000 in total; and

•
incur political expenditure, as defined in section 365 of the Companies Act, not exceeding £50,000 in total, in each case during the period beginning with the date of passing this resolution and ending at the end of the next annual general meeting of the Company (or, if earlier, at the close of business on 30 June 2023). In any event, the aggregate amount of political donations and political expenditure made or incurred under this authority shall not exceed £100,000.

Authority to call general meetings on 14 days’ notice
On 23 May 2022, David Redfern, Adam Walker, Victoria Whyte and Subesh Williams, in their capacity as the only shareholders of the Company passed the following special resolution: that a general meeting of the Company other than an annual general meeting may be called on no less than 14 clear days’ notice.
Authority for the Audit & Risk Committee to determine the remuneration of the auditors
On 23 May 2022, David Redfern, Adam Walker, Victoria Whyte and Subesh Williams, in their capacity as the only shareholders of the Company passed the following ordinary resolution: that the Audit & Risk Committee of the Company be authorised to determine the remuneration of the auditors.
Taxation
Certain information on taxation in the UK and the USA is set out in “Taxation” below. The information contained in “Taxation” is intended only as a general guide to the current tax position in the UK and the USA for the Haleon Shareholders described therein.

BENEFICIAL OWNERSHIP
MAJOR SHAREHOLDERS
As at 10 March 2023, and so far as is known to the Company by virtue of the notifications made to it pursuant to the Companies Act, the Market Abuse Regulation2 and/or the “Disclosure Guidance and Transparency Rules,3 or as provided by the selling securityholders, as a result of the Demerger and the Share Exchanges, the following shareholders are, directly or indirectly interested in 3 per cent. or more of the Company’s issued share capital:
Name of shareholder	Percentage of total voting rights	Number of shares(1)
Pfizer	32.00 per cent.	2,955,063,626
GSK	12.94 per cent.(2)	1,195,320,110(2)

(1)
As at 10 March 2023. Includes interests in Ordinary Shares held indirectly through holdings of ADSs.

(2)
Comprised of the following Ordinary Shares beneficially owned by GSK: (i) 502,727,073 Ordinary Shares, which are held by Glaxo Group Limited (“GGL”), an indirect wholly owned subsidiary of GSK plc, (ii) 437,718,800 Ordinary Shares held by GSK (No. 1) Scottish Limited Partnership, a Scottish limited partnership controlled by GSK plc, (iii) 164,375,414 Ordinary Shares held by GSK (No. 2) Scottish Limited Partnership, a Scottish limited partnership controlled by GSK plc, and (iv) 90,498,823 Ordinary Shares held by GSK (No. 3) Scottish Limited Partnership, a Scottish limited partnership controlled by GSK.

Following Separation, no Haleon Shareholder has different voting rights from any other holder of Ordinary Shares in respect of any Ordinary Shares held by them and the Ordinary Shares held by them rank pari passu in all respects with all other Ordinary Shares.
Any holder of Non-Voting Preference Shares has no voting rights, other than in respect of matters that entail a variation of the class rights attaching to the Non-Voting Preference Shares, in which case each Non-Voting Preference Share will confer one vote at a separate class meeting of the holders of Non-Voting Preference Shares from time to time (“Non-Voting Preference Shareholders”) convened to consider a proposed variation of class rights.
Pfizer is the beneficial owner of 32 per cent. of the issued Ordinary Shares (including interests in Ordinary Shares held indirectly through holdings of ADSs), immediately following Separation.
The Company entered into the Pfizer Relationship Agreement. The principal purpose of the Pfizer Relationship Agreement is to regulate the continuing relationship between the Company and the Pfizer Group following the UK Admission, including ensuring that the Company is capable at all times of carrying on its business independently from Pfizer as a controlling shareholder (as defined in the UK Listing Rules) and any of Pfizer’s associates (as defined in UK Listing Rules).
On 1 June 2022, GSK, Pfizer, and the SLPs entered into an orderly marketing agreement (the “Orderly Marketing Agreement”). The principal purpose of the Orderly Marketing Agreement is to regulate sales of Ordinary Shares and ADSs by the parties after Admission, including ensuring that, where one party proposes to sell Ordinary Shares, the other parties have the opportunity to participate in any such sale, subject to certain exceptions.

2
Regulation (EU) No 596/2014 of the European Parliament and of the Council of 16 April 2014 on market abuse (Market Abuse Regulation) and repealing Directive 2003/6/EC of the European Parliament and of the Council and Commission Directives 2003/124/EC, 2003/125/EC and 2004/72/EC and the delegated acts, implementing acts and technical standards thereunder, as such legislation forms part of retained EU law as defined in the European Union (Withdrawal) Act 2018.

3
Disclosure guidance and transparency rules made by the FCA under Part VI of Financial Services and Markets Act 2000 (as set out in the FCA’s Handbook of Rules and Guidance), as amended.

The key terms of the Orderly Marketing Agreement are as follows:
(A)
The parties have each undertaken that they shall (and shall procure that their respective associates shall), unless otherwise agreed, not sell any Ordinary Shares (which, for the purposes of paragraphs (A) through (F), shall be deemed to include ADSs and, for the avoidance of doubt, shall not include the Haleon Non-Voting Preference Shares) without following the procedures set out in the Orderly Marketing Agreement, other than in the case of certain excluded sales. The agreement requires Pfizer to give notice to GSK (where Pfizer and/or its associates are proposing to sell Ordinary Shares) and GSK to give notice to Pfizer (where GSK, one or more of the SLPs and/or their respective associates are proposing to sell Ordinary Shares) (any such notice being a “Sale Notice”, and the parties intending to sell Ordinary Shares specified in such notice the “Proposing Shareholders”) of any such proposed new sale of Ordinary Shares (each such proposed sale being a “Sale Tranche”) in order to give the other parties the opportunity to participate in the proposed Sale Tranche on the same terms. This arrangement applies equally to bookbuilt sales and placings as to private sales.

(B)
Where one or more parties and/or their associates elect to participate in a Sale Tranche (those parties being “Participating Shareholders”), they are entitled to sell Ordinary Shares as part of the Sale Tranche, up to a maximum number of Ordinary Shares determined as described in paragraphs (C) to (F) (inclusive) below. For all calculations of entitlements to sell Ordinary Shares under the Orderly Marketing Agreement, the Ordinary Shares held by GSK and its associates are aggregated with those held by the SLPs and their respective associates and all references in paragraphs (C) to (F) (inclusive) below to GSK’s associates include the SLPs and their respective associates.

(C)
The extent of a party’s right to participate in sales of Ordinary Shares as part of any Sale Tranche depends upon whether the following conditions have been satisfied by the time of that Sale Tranche:

(i)
at least two separate Sale Tranches, have been completed (regardless of the parties that participated in any such Sale Tranches); and

(ii)
the Sale Tranche(s) completed as at the date on which the new Sale Tranche is proposed (together, the “Completed Sale Tranches”) have resulted in GSK and/or its associates receiving, in aggregate, net proceeds of not less than £1 billion or would have resulted in this threshold being met if GSK and/or its associates had participated in each Completed Sale Tranche to the fullest extent permitted under the terms of the Orderly Marketing Agreement. (together, the “Allocation Basis Change Conditions”).

(D)
For Sale Tranches prior to satisfaction of the Allocation Basis Change Conditions, Pfizer (together with its associates) and GSK (together with its associates) are each entitled to participate in each Sale Tranche pro rata to their respective holdings of Ordinary Shares as at the date of the relevant Sale Notice (the “Initial Allocation”), subject (where relevant) to the additional arrangements described in paragraph (F) below.

(E)
For Sale Tranches following satisfaction of the Allocation Basis Change Conditions, the parties’ respective entitlements to participate are allocated such that Pfizer (together with its associates) may sell Ordinary Shares representing up to eighty per cent. of the Sale Tranche, with the remaining twenty per cent. being allocated to GSK (together with its associates) (the “Revised Allocation”).

(F)
If the Allocation Basis Change Conditions are not satisfied prior to a particular Sale Tranche, but such Sale Tranche would (taken together with any Completed Sale Tranches) result in GSK and/or its associates receiving, in aggregate, net proceeds from sales of Ordinary Shares in excess of £2 billion (the “GSK Proceeds Cap”) on the notional basis that GSK and/or its associates were to participate in such Sale Tranche, and had participated in each Completed Sale Tranche, to the fullest extent permitted under the terms of the Orderly Marketing Agreement then, as regards that Sale Tranche, the parties respective entitlements to participate are allocated:

(i)
in line with the Initial Allocation until such point as the GSK Proceeds Cap would be reached on the basis set out above; and

(ii)
as regards any remaining portion of the Sale Tranche, in line with the Revised Allocation.

(G)
Where only the Proposing Shareholders are participating in a Sale Tranche, the parties other than the Proposing Shareholders are prohibited from selling any Ordinary Shares for a period of twenty business days from the date of the relevant Sale Notice and are required to agree to any additional prohibitions on selling their Ordinary Shares on the same terms as are required of the Proposing Shareholders by any financial intermediaries facilitating the proposed Sale Tranche, up to a maximum lock-up period of ninety days from the date of completion of the relevant sales.

(H)
For a bookbuilt sale or placing, the Proposing Shareholders and, if relevant, the Participating Shareholders are required to cooperate with each other in selecting the underwriter(s), bookrunner(s) and/or other adviser(s) (as required) to manage and execute a proposed Sale Tranche on the best overall terms and conditions. Where no agreement is reached, the Proposing Shareholders (acting together) are entitled to appoint one financial intermediary and the Participating Shareholders (acting together) are entitled to appoint a second financial intermediary. If the Ordinary Shares to be sold by the Participating Shareholders represent, in aggregate, less than fifteen per cent. of the aggregate Ordinary Shares to be sold pursuant to the Sale Tranche, the Proposing Shareholders are entitled to appoint all of the financial intermediaries.

(I)
For a bookbuilt sale or placing, the Participating Shareholders are required to cooperate in good faith to determine the maximum number of Ordinary Shares to be sold as part of a Sale Tranche and the appropriate terms, including by taking into account the advice of any financial intermediaries. If the financial intermediaries recommend a reduction in the total number of Ordinary Shares to be sold then this reduction is applied to the Participating Shareholders so as to preserve the allocation of sales as set out above.

(J)
Unless extended by written agreement between the parties, the Orderly Marketing Agreement terminates upon the earlier to occur of: (i) Pfizer and its associates holding, in aggregate, less than five per cent. of Haleon’s ordinary share capital; and (ii) GSK, the SLPs and their respective associates holding, in the aggregate, less than five per cent. of Haleon’s ordinary share capital.

(K)
The SLPs are entitled, by notice in writing to GSK and Pfizer, to nominate one of their number to act on their behalf in place of GSK for the purposes of exercising rights under the agreement.

(L)
The agreement provides for GSK to act on behalf of GSK’s associates and the SLPs in respect of:

(i)
sales of Ordinary Shares by GSK’s associates and/or the SLPs; and

(ii)
any sales of Ordinary Shares notified by Pfizer in which GSK’s associates and/or the SLPs may wish to participate. The SLPs are entitled, acting together, to nominate one of their number to act on their behalf in place of GSK for the purposes of exercising rights under the agreement. The agreement provides for Pfizer to act on behalf of its associates in the same way and allows Pfizer to nominate one of its associates to replace it in that role.

SELLING SECURITYHOLDERS
This prospectus relates to the possible offer and sale from time to time of up to 3,559,371,012 Ordinary Shares and up to 295,506,362 ADSs, representing 591,012,724 Ordinary Shares, by the selling securityholders.
The selling securityholders may from time to time offer and sell any or all of the Ordinary Shares or ADSs set forth below pursuant to this prospectus. When we refer to the “selling securityholders” in this prospectus, we mean the persons listed in the tables below, and the permitted transferees who later come to hold any of the selling securityholders’ interest in our securities after the date of this prospectus.
The following table is prepared based on information provided to us by the selling securityholders. The table below sets forth, as of the date of this prospectus, the name of the selling securityholders for which we are registering Ordinary Shares and/or ADSs for resale to the public and the aggregate principal amount that the selling securityholders may offer pursuant to this prospectus. Unless otherwise indicated, the individuals and entities listed below have beneficial ownership over their respective securities. We have based percentage ownership prior to this offering on 9,234,573,831 Ordinary Shares as of 18 July 2022, immediately following the Separation.
The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through (i) the exercise of any option, warrant or right, (ii) the conversion of a security, (iii) the power to revoke a trust, discretionary account or similar arrangement, or (iv) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, Ordinary Shares subject to options or other rights (as set forth above) held by that person that are currently exercisable, or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.
The Ordinary Shares and the ADSs held by the selling securityholders are subject to transfer restrictions, as described in the section titled “Shares Eligible For Future Sale”.
We cannot advise you as to whether the selling securityholders will in fact sell any or all of such securities. In addition, the selling securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, the securities in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus, subject to applicable law.
Selling securityholder information for each additional selling securityholder, if any, will be set forth by post-effective amendment to the registration statement of which this prospectus is part to the extent required prior to the time of any offer or sale of such selling securityholder’s securities pursuant to this prospectus. Any post-effective amendment may add, update, substitute, or change the information contained in this prospectus, including the identity of each selling securityholder and the number of Ordinary Shares or ADSs registered on its behalf. A selling securityholder may sell all, some or none of such securities in this offering. See the section titled “Plan of Distribution”.
The shares owned by the persons named below do not have voting rights different from the shares owned by other holders.
Name of Selling Securityholder	Ordinary Shares Beneficially Owned Prior to the Offering(1)		Number of Ordinary Shares Being Offered(1)	Ordinary Shares Beneficially Owned After the Ordinary Shares are Sold(2)
	Number	x%		Number	x%
Pfizer Inc.(3)	2,955,063,626	32.00	2,955,063,626	—	—
Glaxo Group Limited(4)	502,727,073	5.44	502,727,073	—	—
GSK (No.1) Scottish Limited Partnership(5)	437,718,800	4.74	437,718,800	—	—

Name of Selling Securityholder	Ordinary Shares Beneficially Owned Prior to the Offering(1)		Number of Ordinary Shares Being Offered(1)	Ordinary Shares Beneficially Owned After the Ordinary Shares are Sold(2)
	Number	x%		Number	x%
GSK (No.2) Scottish Limited Partnership(6)	164,375,414	1.78	164,375,414	—	—
GSK (No.3) Scottish Limited Partnership(7)	90,498,823	0.98	90,498,823	—	—

(1)
Ordinary Shares (including those represented by ADSs) offered and beneficially owned are based primarily on information initially provided to us by the selling securityholders indicating the Ordinary Shares and ADSs they wished to be covered by this registration statement and eligible for sale under this prospectus. A selling securityholder may have sold or transferred some or all of the securities set forth in the table and accompanying footnotes, and consequently the securities indicated to be offered may exceed the number of securities to be sold by the selling securityholders.

(2)
Assumes the sale of all Ordinary Shares and ADSs offered in this prospectus.

(3)
Comprised of (i) 2,364,050,902 Ordinary Shares and (ii) 295,506,362 ADSs, representing 591,012,724 Ordinary Shares, held by Pfizer Inc. The business address of Pfizer Inc. is 235 E 42nd Street, New York, NY 10017.

(4)
Comprised of 502,727,073 Ordinary Shares held by Glaxo Group Limited (“GGL”), an indirect wholly owned subsidiary of GSK plc (“GSK”). Accordingly, GSK is deemed to have beneficial ownership of the Ordinary Shares held by GGL. The business address of each of GGL and GSK is 980 Great West Road, Brentford, Middlesex, TW8 9GS, England.

(5)
Comprised of 437,718,800 Ordinary Shares held by GSK (No. 1) Scottish Limited Partnership (“SLP1”), a Scottish limited partnership controlled by GSK. Accordingly, GSK is deemed to have beneficial ownership of the Ordinary Shares held by SLP1. The business address of SLP1 is 50 Lothian Road, Festival Square, Edinburgh, EH3 9WJ, Scotland.

(6)
Comprised of 164,375,414 Ordinary Shares held by GSK (No. 2) Scottish Limited Partnership (“SLP2”), a Scottish limited partnership controlled by GSK. Accordingly, GSK is deemed to have beneficial ownership of the Ordinary Shares held by SLP2. The business address of SLP2 is 50 Lothian Road, Festival Square, Edinburgh, EH3 9WJ, Scotland.

(7)
Comprised of 90,498,823 Ordinary Shares held by GSK (No. 3) Scottish Limited Partnership (“SLP3”), a Scottish limited partnership controlled by GSK. Accordingly, GSK is deemed to have beneficial ownership of the Ordinary Shares held by SLP3. The business address of SLP3 is 50 Lothian Road, Festival Square, Edinburgh, EH3 9WJ, Scotland.

TAXATION
UK taxation
The following summary contains a description of certain UK tax consequences of the acquisition, ownership and disposal of Ordinary Shares or ADSs. It is based on current UK tax law and the current published practice of HM Revenue and Customs (“HMRC”) (which may not be binding on HMRC) as at the date of this prospectus which are both subject to change at any time, possibly with retrospective effect. This summary applies to you only if:
•
you are an individual citizen or resident of the United States or a corporation created or organized in or under the laws of the US or any of its political subdivisions (or are otherwise subject to US federal income tax on a net income basis in respect of your holding of Ordinary Shares or ADSs);

•
you are the beneficial owner of Ordinary Shares or ADSs and hold them as a capital asset and not for the purposes of a trade;

•
if you are an individual, you are not resident in the UK for UK tax purposes, and do not hold the Ordinary Shares or ADSs for the purposes of a trade, profession or vocation that you carry on in the UK through a branch or agency or, if you are a corporation, you are not resident in the UK for UK tax purposes and do not hold the Ordinary Shares or ADSs for the purposes of a trade carried on in the UK through a permanent establishment in the UK; and

•
you are not domiciled in the UK for inheritance tax purposes.

In practice, HMRC regard holders of ADSs as the beneficial owners of the ordinary shares represented by those ADSs, although case law has cast some doubt on this. The discussion below assumes that HMRC’s position is followed.
This summary does not constitute legal or tax advice and does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a decision to invest in Ordinary Shares or ADSs. It does not address the tax treatment of investors that may be subject to special rules (such as rules applicable to charities, dealers in securities, trustees, broker dealers, market makers, insurance companies, collective investment schemes, pension schemes, or persons subject to UK tax on the remittance basis).
In the following summary, references to Haleon ADRs mean American depositary receipts evidencing ADSs. If you are in any doubt as to the tax consequences to you of the acquisition, ownership or disposal of Ordinary Shares or ADSs, you should consult your own tax advisers without delay.
UK Tax Consequences of Owning and Disposing of Ordinary Shares or ADSs
Taxation of dividends
The Company is not required under English law to withhold tax at source from any dividend payment it makes. A holder of the Ordinary Shares or ADSs that is not resident in the UK for UK tax purposes and does not carry on a trade, profession or vocation in the UK through a branch or agency (or in the case of a company a permanent establishment) to which the Oridinary Shares or ADSs are attributable will not generally be liable to pay UK tax on dividends paid by the Company.
Taxation of capital gains
A holder of Ordinary Shares or ADSs that is not resident in the UK for UK tax purposes and does not carry on a trade, profession or vocation in the UK through a branch or agency (or in the case of a company a permanent establishment) to which the Oridinary Shares or ADSs are attributable will not generally be liable for UK taxation on capital gains or eligible for relief for allowable losses, realised or accrued on the sale or other disposal of Ordinary Shares or ADSs.A holder of Ordinary Shares or ADSs who is an individual who has been resident for tax purposes in the UK but who ceases to be so resident or becomes regarded as resident outside the UK for the purposes of any double tax treaty (“Treaty Non-resident”) and continues to not be resident in the UK, or continues to be Treaty Non-resident, for a period of five years or less and who disposes of their Ordinary Shares or ADSs during that period may also be liable on their return to the UK to UK tax on capital gains, subject to any available exemption or relief, even though they are not resident in the UK, or are Treaty Non-resident, at the time of the disposal.
Inheritance tax
Subject to certain provisions relating to trusts or settlements, an Ordinary Share or ADS held by an individual holder who is domiciled in the United States for the purposes of the convention between the United States and the United Kingdom relating to estate and gift taxes (the “Convention”) and who is neither domiciled in the UK nor (where certain conditions are met) a UK national (as defined in the Convention), will generally not be subject to UK inheritance tax on the individual’s death (whether held on the date of death or gifted during the individual’s lifetime) provided that any applicable US federal gift or estate tax liability is paid, except where the Ordinary Share or ADS is part of the business property of a UK permanent establishment of the individual or pertains to a UK fixed base of an individual who performs independent personal services. If no relief is given under the Convention, inheritance tax may be charged on death and also on the amount by which the value of an individual’s estate is reduced as a result of any transfer made by way of gift or other gratuitous or undervalue transfer, in general within seven years of death, and in certain other cirumcstances. In a case where an Ordinary Share or ADS is subject both to UK inheritance tax and to US federal gift or estate tax, the Convention generally provides for double taxation to be relieved by means of credit relief based on priority rules set forth in the Convention.
Stamp duty and stamp duty reserve tax
The following statements are intended as a general and non-exhaustive guide to the current UK stamp duty and SDRT position and apply whether or not the holder of Ordinary Shares or ADSs is resident in the United States, the United Kingdom or elsewhere. It should be noted that certain categories of person, including market makers, brokers, dealers, persons connected with clearance services and depositary receipt systems and other specified market intermediaries, may not be liable to stamp duty or SDRT or may be liable at a higher rate or may, although not primarily liable for tax, be required to notify and account for it under the Stamp Duty Reserve Tax Regulations 1986.
Special rules apply where Ordinary Shares are issued or transferred to, or to a nominee or agent for, either a person whose business is or includes issuing depositary receipts or a person providing a clearance service. UK stamp duty or UK stamp duty reserve tax (“SDRT”) may be charged at a rate of 1.5%, with subsequent transfers within the clearance service or transfers of depositary receipts then being free from SDRT or stamp duty. Following certain EU litigation, HMRC accepted that it would no longer seek to apply the 1.5% SDRT charge when new shares are issued to a clearance service or depositary receipt system (or transferred into a clearance service or depositary receipt system, where such transfer is integral to the raising of capital by the company concerned) on the basis that the charge was not compatible with EU law. Following the UK’s departure from the EU, such pre-existing EU law rights, recognised in litigation, were preserved as a domestic law matter following the end of the implementation period on 31 December 2020 pursuant to provisions of the UK European Union (Withdrawal) Act 2018. HMRC’s view is that the 1.5% SDRT or stamp duty charge will continue to apply to transfers of shares into a clearance service or depositary receipt system, unless they are an integral part of a raising of capital. In addition, on 22 September 2022 the UK government introduced to the House of Commons the Retained EU Law (Revocation and Reform) Bill which, if enacted without relevant amendment, would have the effect that such pre-existing EU law rights, recognised in litigation, would by default (that is, absent the exercise of a regulation-making power to restate or reproduce such rights in domestic law) cease to be recognised after 31 December 2023; and, in that eventuality, such pre-existing EU law rights would cease to restrict the application of the rules providing for the 1.5% SDRT or stamp duty charge. The Bill passed its third reading in the House of Commons on 18 January 2023, and was introduced to the House of Lords on 19 January 2023. Accordingly, specific professional advice should be sought before paying the 1.5% SDRT or stamp duty charge in any circumstances.
Paperless transfers of Ordinary Shares, such as those occurring within CREST, are generally liable to SDRT, rather than UK stamp duty, at the rate of 0.5% of the amount or value of the consideration. CREST is obliged to collect SDRT on relevant transactions settled within the system. The charge is generally borne by the purchaser. Under the CREST system, no UK stamp duty or SDRT should arise on a transfer of Ordinary Shares into the system unless such a transfer is made (or deemed to be made) for a consideration in money or money’s worth, in which case a liability to SDRT (usually at a rate of 0.5%) will arise.

UK stamp duty at the rate of 0.5% (rounded up to the next multiple of £5) of the amount or value of the consideration given is generally payable on a physical instrument transferring Ordinary Shares. A charge to SDRT will also arise on an unconditional agreement to transfer Ordinary Shares (at the rate of 0.5% of the amount or value of the consideration payable). However, if within six years of the date of the agreement becoming unconditional an instrument of transfer is executed pursuant to the agreement, and UK stamp duty is paid on that instrument, any SDRT already paid should be refunded (generally, but not necessarily, with interest) provided that a claim for repayment is made, and any outstanding liability to SDRT should be cancelled). An exemption from UK stamp duty is available on an instrument transferring Ordinary Shares where the amount or value of the consideration is £1,000 or less, and it is certified on the instrument that the transaction effected by the instrument does not form part of a larger transaction or series of transactions for which the aggregate consideration exceeds £1,000. The liability to pay UK stamp duty or SDRT is generally satisfied by the purchaser or transferee.
Transfers of Ordinary Shares to a connected company of a shareholder (or its nominee) may be subject to stamp duty and/or SDRT based on the market value of the ordinary shares at the time of the transfer, if that is higher than the amount or value of the consideration actually paid for the ordinary shares, subject to any relief which may be available for intragroup transfers.
No UK stamp duty or SDRT will generally be payable on the acquisition or transfer of ADSs, provided that the ADS, and any separate instrument or written agreement of transfer, remain at all times outside the UK and that the instrument or written agreement of transfer is not executed in the UK.
United States Federal Income Tax Considerations
This section describes the material United States federal income tax consequences to a U.S. holder (as defined below) of owning Ordinary Shares or ADSs. It applies to you only if you hold your Ordinary Shares or ADSs as capital assets for tax purposes. This discussion addresses only United States federal income taxation and does not discuss all of the tax consequences that may be relevant to you in light of your individual circumstances, including foreign, state or local tax consequences, estate and gift tax consequences, and tax consequences arising under the Medicare contribution tax on net investment income or the alternative minimum tax. This section does not apply to you if you are a member of a special class of holders subject to special rules, including: a dealer in securities, a trader in securities that elects to use a mark-to-market method of accounting for securities holdings, a tax-exempt organization, a life insurance company, a person that actually or constructively owns 10% or more of the combined voting power of our voting stock or of the total value of our stock, a person that holds Ordinary Shares or ADSs as part of a straddle or a hedging or conversion transaction, a person that purchases or sells Ordinary Shares or ADSs as part of a wash sale for tax purposes, or a person whose functional currency is not the U.S. dollar.
This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations, published rulings and court decisions, all as currently in effect, as well as on the Convention Between the United States of America and the United Kingdom (the “Treaty”). These authorities are subject to change, possibly on a retroactive basis. In addition, this section is based in part upon the representations of the Depositary and the assumption that each obligation in the Deposit Agreement and any related agreement will be performed in accordance with its terms.You are a U.S. holder if you are a beneficial owner of Ordinary Shares or ADSs and you are, for United States federal income tax purposes: a citizen or resident of the United States, a domestic corporation, an estate whose income is subject to United States federal income tax regardless of its source, or a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.
If an entity or arrangement that is treated as a partnership for United States federal income tax purposes holds the shares or ADSs, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership.
You should consult your own tax advisor regarding the United States federal, state and local tax consequences of owning and disposing of Ordinary Shares and ADSs in your particular circumstances.
In general, and taking into account the earlier assumptions, for United States federal income tax purposes, if you hold ADRs evidencing ADSs, you will be treated as the owner of the Ordinary Shares represented by those ADRs. Exchanges of Ordinary Shares for ADRs, and ADRs for Ordinary Shares, generally will not be subject to United States federal income tax.
Distributions.   Under the United States federal income tax laws, the gross amount of any distribution we pay out of our current or accumulated earnings and profits (as determined for United States federal income tax purposes), other than certain pro-rata distributions of our Ordinary Shares that are generally not taxable, will be treated as a dividend that is subject to United States federal income taxation. If you are a noncorporate U.S. holder, dividends that constitute qualified dividend income will be taxable to you at the preferential rates applicable to long-term capital gains provided that you hold the Ordinary Shares or ADSs for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date and meet other holding period requirements. Dividends we pay with respect to the Ordinary Shares or ADSs generally will be qualified dividend income provided that, in the year that you receive the dividend, the Ordinary Shares or ADSs are readily tradable on an established securities market in the United States or we are eligible for the benefits of the Treaty. Our ADSs are listed on the New York Stock Exchange and we therefore expect that dividends on the ADSs will be qualified dividend income. In addition, we believe that we are currently eligible for the benefits of the Treaty and that dividends on the Ordinary Shares and ADS will be qualified dividend income on that basis, but there can be no assurance that we will continue to be eligible for the benefits of the Treaty. Dividends will generally be income from sources outside the United States and will generally be “passive” income for purposes of computing the foreign tax credit allowable to you.
The dividend is taxable to you when you, in the case of Ordinary Shares, or the Depositary, in the case of ADSs, receive the dividend, actually or constructively. The dividend will not be eligible for the dividends-received deduction generally allowed to United States corporations in respect of dividends received from other United States corporations. The amount of the dividend distribution that you must include in your income will be the U.S. dollar value of the Sterling payments made, determined at the spot Sterling/U.S. dollar rate on the date the dividend is distributed, regardless of whether the payment is in fact converted into U.S. dollars. Generally, any gain or loss resulting from currency exchange fluctuations during the period from the date the dividend is distributed to the date you convert the payment into U.S. dollars will be treated as ordinary income or loss and will not be eligible for the special tax rate applicable to qualified dividend income. The gain or loss generally will be income or loss from sources within the United States for foreign tax credit limitation purposes. Distributions in excess of current and accumulated earnings and profits, as determined for United States federal income tax purposes, will be treated as a non-taxable return of capital to the extent of your basis in the Ordinary Shares or ADSs and thereafter as capital gain. However, we do not expect to calculate earnings and profits in accordance with United States federal income tax principles. Accordingly, you should expect to generally treat distributions we make as dividends.
Sales or Dispositions.   If you sell or otherwise dispose of your Ordinary Shares or ADSs, you will recognize capital gain or loss for United States federal income tax purposes equal to the difference between the U.S. dollar value of the amount that you realize and your tax basis, determined in U.S. dollars, in your Ordinary Shares or ADSs. Capital gain of a noncorporate U.S. holder is generally taxed at preferential rates where the property is held for more than one year. The gain or loss will generally be income or loss from sources within the United States for foreign tax credit limitation purposes.
PFIC Classification.   We believe that we should not be currently classified as a PFIC for United States federal income tax purposes and we do not expect to become a PFIC in the foreseeable future. However, this conclusion is a factual determination that is made annually and thus may be subject to change. It is therefore possible that we could become a PFIC in a future taxable year. The discussion above in this section assumes that we are not classified as a PFIC for United States federal income tax purposes.
If we were to be treated as a PFIC, any gain realized on the sale or other disposition of your Ordinary Shares or ADSs would in general not be treated as capital gain. Instead, you would generally be treated as if you had realized any gain and certain “excess distributions” ratably over your holding period for the Ordinary Shares or ADSs. Amounts allocated to the current year and any year before we were a PFIC would be taxed as ordinary income and amounts allocated to other years would be taxed at the highest tax rate in effect for each such year, and would be subject to an interest charge in respect of the tax attributable to each such year. In addition, dividends that you receive from us would not be eligible for the preferential tax rate if we were a PFIC (or treated as a PFIC with respect to you) either in the taxable year of the distribution or the preceding taxable year, but instead would be taxable at rates applicable to ordinary income. If you own our Ordinary Shares or ADSs during any year that we are a PFIC with respect to you, you may be required to file IRS Form 8621.
Shareholder Reporting.   A U.S. Holder that owns “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with its tax return. “Specified foreign financial assets” may include financial accounts maintained by foreign financial institutions, as well as the following, but only if they are held for investment and not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-United States persons, (ii) financial instruments and contracts that have non-United States issuers or counterparties, and (iii) interests in foreign entities. Significant penalties may apply for failing to satisfy this filing requirement. U.S. Holders are urged to contact their tax advisors regarding this filing requirement.
Backup Withholding and Information Reporting.   If you are a noncorporate U.S. holder, information reporting requirements, on IRS Form 1099, generally will apply to dividend payments or other taxable distributions made to you within the United States, and the payment of proceeds to you from the sale of the Ordinary Shares or ADSs effected at a United States office of a broker.
Additionally, backup withholding may apply to such payments if you fail to comply with applicable certification requirements or (in the case of dividend payments) are notified by the IRS that you have failed to report all interest and dividends required to be shown on your federal income tax returns.
If you are a non-U.S. holder, you are generally exempt from backup withholding and information reporting requirements with respect to dividend payments made to you outside the United States by us or another non-United States payor. You are also generally exempt from backup withholding and information reporting requirements in respect of dividend payments made within the United States and the payment of the proceeds from the sale of the Ordinary Shares or ADSs effected at a United States office of a broker, as long as either (i) you have furnished a valid IRS Form W-8 or other documentation upon which the payor or broker may rely to treat the payments as made to a non-United States person, or (ii) you otherwise establish an exemption.
Payment of the proceeds from the sale of the Ordinary Shares or ADSs effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker could be subject to information reporting in the same manner as a sale within the United States (and in certain cases may be subject to backup withholding as well) if (i) the broker has certain connections to the United States, (ii) the proceeds or confirmation are sent to the United States or (iii) the sale has certain other specified connections with the United States.
You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the IRS.

PLAN OF DISTRIBUTION
We are registering the resale from time to time by the selling securityholders of (i) up to 3,559,371,012 Ordinary Shares and (ii) 295,506,362 ADSs representing 591,012,724 Ordinary Shares. All of the Ordinary Shares and ADSs offered by the selling securityholders pursuant to this prospectus will be sold by the selling securityholders for their respective accounts. We will not receive any of the proceeds from such sales.
The selling securityholders will pay any underwriting discounts and commissions incurred by the selling securityholders in disposing of the securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, NYSE listing fees and fees and expenses of counsel and our independent registered public accountants.
The securities beneficially owned by the selling securityholders covered by this prospectus may be offered and sold from time to time by the selling securityholders. The term “selling securityholders” includes successors in interest and permitted transferees of the selling securityholders that may hold securities covered by this prospectus after the date of this prospectus. The selling securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Each selling securityholder reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The selling securityholders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions.
Subject to the limitations set forth in any applicable registration rights agreement, the selling securityholders may use any one or more of the following methods when selling the securities offered by this prospectus:
•
purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•
ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•
block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•
an over-the-counter distribution in accordance with the rules of NYSE;

•
through trading plans entered into by a selling securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•
short sales;

•
distribution to employees, members, limited partners or stockholders of the selling securityholders;

•
through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•
by pledge to secured debt and other obligations;

•
delayed delivery arrangement;

•
one or more underwritten offerings on a firm commitment or best efforts basis;

•
to or through underwriters or broker-dealers;

•
in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices;

•
at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•
directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

•
in options transactions;

•
through a combination of any of the above methods of sale; or

•
any other method permitted pursuant to applicable law.

There can be no assurance that the selling securityholders will sell all or any of the securities offered by this prospectus. In addition, the selling securityholders may also sell securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus. The selling securityholders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase terms to be unsatisfactory at any particular time.
The selling securityholders also may transfer the securities in other circumstances, in which case the permitted transferees will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a selling securityholder that a transferee intends to sell our securities, we will, to the extent required, promptly file a prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is part, to name specifically such person as a selling securityholder.
With respect to a particular offering of the securities held by the selling securityholders, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is part, will be prepared and will set forth the following information:
•
the specific securities to be offered and sold;

•
the names of the selling securityholders;

•
the respective purchase prices and public offering prices, the proceeds to be received from the sale, if any, and other material terms of the offering;

•
settlement of short sales entered into after the date of this prospectus;

•
the names of any participating agents, broker-dealers or underwriters; and

•
any applicable commissions, discounts, concessions and other items constituting compensation from the selling securityholders.

In connection with distributions of the securities or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with selling securityholders. The selling securityholders may also sell the securities short and redeliver the securities to close out such short positions. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).
In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters or agents, as the case may be, may overallot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover overallotments or to stabilize the price of our securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.
The selling securityholders may solicit offers to purchase the securities directly from, and they may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement or post-effective amendment to the registration statement of which this prospectus is part.
It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities. Our Ordinary Shares are admitted to the premium listing segment of the Official List of the FCA and admitted to trading on the main market for listed securities of the LSE under the ticker symbol “HLN” and our ADSs are listed on NYSE under the ticker symbol “HLN”.
The selling securityholders may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the selling securityholders pay for solicitation of these contracts.
A selling securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any selling securityholder or borrowed from any selling securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any selling securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any selling securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.
In effecting sales, broker-dealers or agents engaged by the selling securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling securityholders in amounts to be negotiated immediately prior to the sale.
The selling security holders and any underwriters, broker-dealers or agents that participate in the sale of the Securities or interests therein may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling security holders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.
To our knowledge, there are currently no plans, arrangements or understandings between the selling securityholders and any broker-dealer or agent regarding the sale of the securities by the selling securityholders. Upon our notification by a selling securityholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of securities through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file, if required by applicable law or regulation, a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act disclosing certain material information relating to such underwriter or broker-dealer and such offering.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.
We have agreed to indemnify certain of the selling securityholders against certain liabilities, including certain liabilities under the Securities Act, the Exchange Act or other federal or state law. The selling securityholders have agreed to indemnify us in certain circumstances against certain liabilities, including certain liabilities under the Securities Act, the Exchange Act or other federal or state law.
We have agreed with the selling securityholders pursuant to the Registration Rights Agreement to use our reasonable best efforts to keep the registration statement of which this prospectus constitutes a part effective until the Registration Rights Agreement terminates in accordance with its terms.
Notice to prospective investors in the EEA
In relation to each Member State of the EEA (each, a “Relevant State”), no securities have been offered or will be offered to the public in that Relevant State prior to the publication of a prospectus in relation to the securities which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that the securities may be offered to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:
(a)
to any legal entity which is a qualified investor as defined under Article 2(e) of the Prospectus Regulation;

(b)
to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2(e) of the Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or

(c)
in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of securities shall require us or any underwriters or agents to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.
For the purposes of this provision, the expression an “offer to the public” in relation to securities in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any securities to be offered so as to enable an investor to decide to purchase or subscribe for any securities, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129, as amended.
Notice to prospective investors in the UK
No securities have been offered or will be offered to the public in the UK prior to the publication of a prospectus in relation to the securities which has been approved by the FCA, except that the securities may be offered to the public in the UK at any time under the following exemptions under the UK Prospectus Regulation:
(a)
to any legal entity which is a qualified investor as defined under Article 2(e) of the UK Prospectus Regulation;

(b)
to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2(e) of the UK Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or

(c)
in any other circumstances falling within Section 86 of the FSMA,

provided that no such offer of securities shall require us or any underwriters or agents to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to the securities in the UK means the communication in any form and by any means of sufficient information on the terms of the offer and any securities to be offered so as to enable an investor to decide to purchase or subscribe for any securities, the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018, as amended, and the expression “FSMA” means the UK Financial Services and Markets Act 2000, as amended.
This prospectus is only being distributed to and is only directed at: (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”); or (ii) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The securities are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire the securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not rely on this prospectus or any of its contents.
The underwriters or agents for any such offer of securities will be required to represent and agree that:
(a)
they have only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) in connection with the issue or sale of the securities in circumstances in which Section 21(1) of FSMA does not apply to the issuer; and

(b)
they have complied and will comply with all applicable provisions of the FSMA with respect to anything done by them in relation to the securities in, from or otherwise involving the UK.

SHARES ELIGIBLE FOR FUTURE SALE
We have 9,234,573,831 Ordinary Shares issued and outstanding as of 10 March 2023. Additionally, we have 470,051,305 ADSs issued and outstanding as of 10 March 2023, which represent 940,102,610 Ordinary Shares. For details regarding current authorisations relating to the share capital of the Company, see “Description of Securities — Share Capital of the Company — Resolutions passed by initial shareholders of the Company”.
All of the Ordinary Shares and ADSs that were issued in connection with the Separation are freely transferable without restriction or further registration under the Securities Act, other than any Ordinary Shares or ADSs issued to our “affiliates”. Persons who may be deemed our affiliates generally include individuals or entities that control, are controlled by or are under common control with, us and may include our directors and executive officers, as well as our principal shareholders. The Ordinary Shares and ADSs issued to our “affiliates” are “control securities” as governed by Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement, such as those provided by Rule 144 promulgated under the Securities Act (see description below).
The registration statement of which this prospectus forms a part has been filed to satisfy our obligations to register the offer and sale of Ordinary Shares and ADSs by the selling securityholders pursuant to the Registration Rights Agreement. We cannot make any prediction as to the effect, if any, that sales of our shares or the availability of our shares for sale will have on the market price of our Ordinary Shares or ADSs. Sales of substantial amounts of our Ordinary Shares or ADSs in the public market could adversely affect prevailing market price of our Ordinary Shares or ADSs.
Regulation S
Regulation S under the Securities Act provides an exemption from registration requirements in the United States for offers and sales of securities that occur outside the United States. Rule 903 of Regulation S provides the conditions to the exemption for a sale by an issuer, a distributor, their respective affiliates or anyone acting on their behalf, while Rule 904 of Regulation S provides the conditions to the exemption for a resale by persons other than those covered by Rule 903. In each case, any sale must be completed in an offshore transaction, as that term is defined in Regulation S, and no directed selling efforts, as that term is defined in Regulation S, may be made in the United States.
We are a foreign issuer as defined in Regulation S. As a foreign issuer, securities that we sell outside the United States pursuant to Regulation S are not considered to be restricted securities under the Securities Act, and, subject to the offering restrictions imposed by Rule 903, are freely tradable without registration or restrictions under the Securities Act, unless the securities are held by our affiliates. Generally, subject to certain limitations, holders of our restricted shares who are not affiliates of our company or who are affiliates of our company by virtue of their status as an officer or director may, under Regulation S, resell their restricted shares in an “offshore transaction” if none of the seller, its affiliate nor any person acting on their behalf engages in directed selling efforts in the United States and, in the case of a sale of our restricted shares by an officer or director who is an affiliate of ours solely by virtue of holding such position, no selling commission, fee or other remuneration is paid in connection with the offer or sale other than the usual and customary broker’s commission that would be received by a person executing such transaction as agent. Additional restrictions are applicable to a holder of our restricted shares who will be an affiliate of our company other than by virtue of his or her status as an officer or director of our company.
Registration Rights
The selling securityholders are entitled to registration rights pursuant to the Registration Rights Agreement. For additional detail on the Registration Rights Agreement, see “Material Contracts — Registration Rights Agreement” in the 2022 Annual Report, which is incorporated by reference herein.

EXPENSES RELATED TO THE OFFERING
Set forth below is an itemization of the total expenses which are expected to be incurred by us in connection with the securities being registered hereby and the offer and sale of our Ordinary Shares and ADSs by our selling securityholders. With the exception of the SEC registration fee, all amounts are estimates.
Amount
SEC Registration Fee	$1,409,122.35
Legal fees and expenses	*
Accounting fees and expenses	*
Miscellaneous expenses	*
Total	*

*
These fees are calculated based on the securities offered and accordingly cannot be defined at this time.

LEGAL MATTERS
We are being represented as to certain matters of U.S. federal law and New York state law by Sullivan & Cromwell LLP, 1 New Fetter Lane, London EC4A 1AN, United Kingdom. The validity of the Ordinary Shares offered by this prospectus and certain other legal matters as to English law has been passed upon by Freshfields Bruckhaus Deringer LLP, 100 Bishopsgate, London EC2P 2SR, United Kingdom.
AUDITORS
For the year ended 31 December 2022, Haleon’s auditor was KPMG LLP (US) (“KPMG LLP”), whose registered office is at 345 Park Avenue, New York, New York, 10154, United States. For the years ended 31 December 2021 and 2020, CH JVCo’s auditor was Deloitte LLP (“Deloitte”), whose registered office is at 1 New Street Square, London EC4A 3HQ, United Kingdom. KPMG LLP and Deloitte are independent registered public accounting firms, registered with the Public Company Accounting Oversight Board in the United States.
EXPERTS
The financial statements of CH JVCo as of 31 December 2021, and for each of the two years in the period ended 31 December 2021, incorporated by reference in this registration statement have been audited by Deloitte LLP, an independent registered public accounting firm, as stated in their report appearing herein and elsewhere in the registration statement. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.
The consolidated financial statements of Haleon plc as of 31 December 2022, and for the year ended 31 December 2022, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement (including amendments and exhibits to the registration statement) on Form F-1 under the Securities Act. For purposes of this section, the term registration statement means the original registration statement and any and all amendments including the schedules and exhibits to the original registration statement or any amendment. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.
We are subject to the informational requirements of the Exchange Act that are applicable to foreign private issuers. Accordingly, we are required to file or furnish reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. The SEC maintains an Internet website that contains reports and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are available to the public through the SEC’s website at http://www.sec.gov.
As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal and selling shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act, nor be required to comply with Regulation FD, which restricts the selective disclosure of material information.

The mailing address of Haleon’s principal executive office is Building 5, First Floor, The Heights, Weybridge, Surrey, KT13 0NY, United Kingdom and its telephone number is +44 1932 822000. Haleon’s agent for U.S. federal securities law purposes is GlaxoSmithKline Consumer Healthcare Holdings (US) LLC. Haleon also maintains a website at https://haleon.com. In this prospectus, the website addresses of the SEC and Haleon are provided solely for information and are not intended to be active links. Haleon is not incorporating the contents of the websites of the SEC and Haleon or any other entity into this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” the information we have filed with the SEC. This means we can disclose important information to you without actually including the specific information in this prospectus by referring to those documents. The information incorporated by reference is an important part of this prospectus.
If information in incorporated documents conflicts with information in this prospectus, you should rely on the most recent information. If information in an incorporated document conflicts with information in another incorporated document, you should rely on the most recent incorporated document. We incorporate by reference the documents listed below.
•
Our Annual Report and Form 20-F for the year ended 31 December 2022, filed with the SEC on 20 March 2023.

We will provide a copy of this filings (including certain exhibits that are specifically incorporated by reference therein) to each person, including any beneficial owner, to whom a prospectus is delivered. You may request a copy of this filing at no cost, by writing or calling us at:
Haleon plc
Building 5, First Floor, The Heights
Weybridge, Surrey, KT13 0NY
United Kingdom
Copies of certain information filed by us with the SEC, including our Annual Report, are also available on our website at www.haleon.com. Information contained on our website or that can be accessed through our website is not incorporated by reference herein.
You should read the information relating to us in this prospectus together with the information in the documents incorporated by reference. Nothing contained herein shall be deemed to incorporate information furnished to, but not filed with, the SEC.

PART II
Information Not Required in Prospectus
Item 6.   Indemnification of Directors and Officers.
Article 143 of the Company’s Articles of Association currently provides that the Company may indemnify any director or former director of the Company or of any associated company against any liability and may purchase and maintain for any director or former director of the company or of any associated company insurance against any liability to the extent permitted by relevant legislation. Article 143 of the Company’s Articles of Association further provides that no director or former director of the Company or of any associated company shall be accountable to the Company or its members for any benefit provided pursuant to such article and the receipt of any such benefit shall not disqualify any person from being or becoming a director of the Company.
The Company has agreed with their directors and officers to indemnify them, to the extent permitted by law and subject to certain limitations, against all costs reasonably incurred by any such director or officer in an action or proceeding to which the director or officer was made a party by reason of the director or officer being an officer and/or director of the Company and any of the Company’s subsidiaries from time to time.
The Company maintains directors’ and officers’ liability insurance relating to certain liabilities of the Company and its subsidiaries, that its directors and officers may incur in such capacity.
Sections 232 to 236 of the U.K. Companies Act 2006 (as amended) provide as follows:
“232. Provisions protecting directors from liability
(1)
Any provision that purports to exempt a director of a company (to any extent) from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void.

(2)
Any provision by which a company directly or indirectly provides an indemnity (to any extent) for a director of the company, or of an associated company, against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he is a director is void, except as permitted by —

(a)
section 233 (provision of insurance),

(b)
section 234 (qualifying third party indemnity provision), or

(c)
section 235 (qualifying pension scheme indemnity provision).

(3)
This section applies to any provision, whether contained in a company’s articles or in any contract with the company or otherwise.

(4)
Nothing in this section prevents a company’s articles from making such provision as has previously been lawful for dealing with conflicts of interest.

233. Provision of insurance
Section 232(2) (voidness of provisions for indemnifying directors) does not prevent a company from purchasing and maintaining for a director of the company, or of an associated company, insurance against any such liability as is mentioned in that subsection.
234. Qualifying third party indemnity provision
(1)
Section 232(2) (voidness of provisions for indemnifying directors) does not apply to qualifying third party indemnity provision.

(2)
Third party indemnity provision means provision for indemnity against liability incurred by the director to a person other than the company or an associated company.

Such provision is qualifying third party indemnity provision if the following requirements are met.
(3)
The provision must not provide any indemnity against —

(a)
any liability of the director to pay —

(i)
a fine imposed in criminal proceedings, or

(ii)
a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising); or

(b)
any liability incurred by the director —

(i)
in defending criminal proceedings in which he is convicted, or

(ii)
in defending civil proceedings brought by the company, or an associated company, in which judgment is given against him, or

(iii)
in connection with an application for relief (see subsection (6)) in which the court refuses to grant him relief.

(4)
The references in subsection (3)(b) to a conviction, judgment or refusal of relief are to the final decision in the proceedings.

(5)
For this purpose —

(a)
a conviction, judgment or refusal of relief becomes final —

(i)
if not appealed against, at the end of the period for bringing an appeal, or

(ii)
if appealed against, at the time when the appeal (or any further appeal) is disposed of; and

(b)
an appeal is disposed of —

(i)
if it is determined and the period for bringing any further appeal has ended, or

(ii)
if it is abandoned or otherwise ceases to have effect.

(6)
The references in subsection (3)(b)(iii) to an application for relief is to an application for relief under section 661 (3) or (4) (power of court to grant relief in case of acquisition of shares by innocent nominee), or section 1157 (general power of court to grant relief in case of honest and reasonable conduct).

235. Qualifying pension scheme indemnity provision
(1)
Section 232(2) (voidness of provisions for indemnifying directors) does not apply to qualifying pension scheme indemnity provision.

(2)
Pension scheme indemnity provision means provision indemnifying a director of a company that is a trustee of an occupational pension scheme against liability incurred in connection with the company’s activities as trustee of the scheme.

Such provision is qualifying pension scheme indemnity provision if the following requirements are met.
(3)
The provision must not provide any indemnity against —

(a)
any liability of the director to pay —

(i)
a fine imposed in criminal proceedings, or

(ii)
a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising); or

(b)
any liability incurred by the director in defending criminal proceedings in which he is convicted.

(4)
The reference in subsection (3)(b) to a conviction is to the final decision in the proceedings.

(5)
For this purpose —

(a)
a conviction becomes final —

(i)
if not appealed against, at the end of the period for bringing an appeal, or

(ii)
if appealed against, at the time when the appeal (or any further appeal) is disposed of; and

(b)
an appeal is disposed of —

(i)
if it is determined and the period for bringing any further appeal has ended, or

(ii)
if it is abandoned or otherwise ceases to have effect.

(6)
In this section “occupational pension scheme” means an occupational pension scheme as defined in section 150(5) of the Finance Act 2004 (c 12) that is established under a trust.

236. Qualifying indemnity provision to be disclosed in directors’ report
(1)
This section requires disclosure in the directors’ report of —

(a)
qualifying third party indemnity provision, and

(b)
qualifying pension scheme indemnity provision.

Such provision is referred to in this section as “qualifying indemnity provision.”
(2)
If when a directors’ report is approved any qualifying indemnity provision (whether made by the company or otherwise) is in force for the benefit of one or more directors of the company, the report must state that such provision is in force.

(3)
If at any time during the financial year to which a directors’ report relates any such provision was in force for the benefit of one or more persons who were then directors of the company, the report must state that such provision was in force.

(4)
If when a directors’ report is approved qualifying indemnity provision made by the company is in force for the benefit of one or more directors of an associated company, the report must state that such provision is in force.

(5)
If at any time during the financial year to which a directors’ report relates any such provision was in force for the benefit of one or more persons who were then directors of an associated company, the report must state that such provision was in force.”

Section 1157 of the U.K. Companies Act 2006 (as amended) provides as follows:
“1157. Power of court to grant relief in certain cases:
(1)
If in proceedings for negligence, default, breach of duty or breach of trust against —

(a)
an officer of a company, or

(b)
a person employed by a company as auditor (whether he is or is not an officer of the company).

it appears to the court hearing the case that the officer or person is or may be liable but that he acted honestly and reasonably, and that having regard to all the circumstances of the case (including those connected with his appointment) he ought fairly to be excused, the court may relieve him, either wholly or in part, from his liability on such terms as it thinks fit.

(2)
If any such officer or person has reason to apprehend that a claim will or might be made against him in respect of negligence, default, breach of duty or breach of trust —

(a)
he may apply to the court for relief, and

(b)
the court has the same power to relieve him as it would have had if it had been a court before which proceedings against him for negligence, default, breach of duty or breach of trust, had been brought.

(3)
Where a case to which subsection (1) applies is being tried by a judge with a jury, the judge, after hearing the evidence may, if he is satisfied that the defendant (in Scotland, the defender) ought in pursuance of that subsection to be relieved either in whole or in part from the liability sought to be enforced against him, withdraw the case from the jury and forthwith direct judgment to be entered for the defendant (in Scotland, grant decree of absolvitor) on such terms as to costs (in Scotland, expenses) or otherwise as the judge may think proper.”

Item 7.   Recent Sales of Unregistered Securities.
Set forth below is information regarding all securities sold or granted by us within the past three years that were not registered under the Securities Act and the consideration, if any, received by us for such securities.
The Demerger was implemented by GSK declaring an interim dividend in specie satisfied by: (i) the transfer by GSK of the GSKCHH A Ordinary Shares to the Company in return for (ii) the issuance of 5,084,190,095 Ordinary Shares by the Company to holders of GSK Shares as of the Record Time.
Following the Demerger:
•
GSK transferred its entire shareholding of GSKCHH B Ordinary Shares, representing an 8.01 per cent. stake in the ordinary share capital of GSKCHH, to the Company in exchange for the issuance of 502,727,073 Ordinary Shares;

•
Each of the SLPs transferred their respective holdings of GSKCHH C Ordinary Shares, representing 11.03 per cent. in aggregate of the ordinary share capital of GSKCHH, to the Company in consideration for the issuance of 692,593,037 Ordinary Shares; and

•
Pfizer transferred its entire holding in PFCHH to the Company in consideration for (i) the issuance of 2,955,063,626 Ordinary Shares (including interests in Ordinary Shares held indirectly through holdings of ADSs) and (ii) 25 million fully paid non-voting preference shares of £1 each in the capital of the Company (“Non-Voting Preference Shares”).

Item 8.   Exhibits and Financial Statement Schedules.
(a)
The following exhibits are included or incorporated by reference in this registration statement on Form F-1:

Exhibit Index
Exhibit No.	Description
2.1	Stock and Asset Purchase Agreement between Pfizer Inc., GlaxoSmithKline plc and GlaxoSmithKline Consumer Healthcare Holdings Limited dated as of 19 December 2018. (incorporated by reference to Exhibit 4.3 to the Registration Statement on Form 20-F, filed with the SEC on June 1, 2022, File No. 001-41411). Certain confidential information contained in this exhibit has been omitted from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Registrant if publicly disclosed.
2.2	Amendment Agreement dated as of 31 July 2019 to the Stock and Asset Purchase Agreement by and among Pfizer Inc., GlaxoSmithKline plc, GlaxoSmithKline Consumer Healthcare Holdings Limited and GlaxoSmithKline Consumer Healthcare Holdings (No. 2) Limited dated as of 19 December 2018 (incorporated by reference to Exhibit 4.4 to the Registration Statement on Form 20-F, filed with the SEC on June 1, 2022, File No. 001-41411).
2.3	Second Amendment Agreement dated as of 1 June 2022 to the Stock and Asset Purchase Agreement by and among Pfizer Inc., GSK plc, GlaxoSmithKline Consumer Healthcare Holdings Limited and GlaxoSmithKline Consumer Healthcare Holdings (No. 2) Limited dated as of 19 December 2018 (incorporated by reference to Exhibit 4.5 to the Registration Statement on Form 20-F, filed with the SEC on June 1, 2022, File No. 001-41411). Certain confidential information contained in this exhibit has been omitted from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Registrant if publicly disclosed.
2.4	Asset Transfer Framework Agreement dated as of 1 June 2022 between GSK plc, GlaxoSmithKline Consumer Healthcare Holdings Limited and GlaxoSmithKline Consumer Healthcare Holdings (No. 2) Limited (incorporated by reference to Exhibit 4.6 to the Registration Statement on Form 20-F, filed with the SEC on June 1, 2022, File No. 001-41411). Certain confidential information contained in this exhibit has been omitted from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Registrant if publicly disclosed.
2.5	Demerger Agreement dated as of 1 June 2022 between the Registrant and GSK plc (incorporated by reference to Exhibit 4.7 to the Registration Statement on Form 20-F, filed with the SEC on June 1, 2022, File No. 001-41411).
2.6	Separation Co-Operation and Implementation Agreement dated as of 1 June 2022 between GSK plc, Pfizer Inc., the Registrant, GlaxoSmithKline Consumer Healthcare Holdings (No. 2) Limited, GlaxoSmithKline Consumer Healthcare Holdings Limited, Anacor Pharmaceuticals, Inc. and PF Consumer Healthcare Holdings LLC (incorporated by reference to Exhibit 4.9 to the Registration Statement on Form 20-F, filed with the SEC on June 1, 2022, File No. 001-41411). Certain confidential information contained in this exhibit has been omitted from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Registrant if publicly disclosed.
2.7	Exchange Agreement dated as of 1 June 2022 between GSK plc and the Registrant (incorporated by reference to Exhibit 4.10 to the Registration Statement on Form 20-F, filed with the SEC on June 1, 2022, File No. 001-41411).
2.8	Exchange Agreement dated as of 1 June 2022 between GSK (No.1) Scottish Limited Partnership, GSK (No.2) Scottish Limited Partnership, GSK (No.3) Scottish Limited Partnership and the Registrant (incorporated by reference to Exhibit 4.11 to the Registration Statement on Form 20-F, filed with the SEC on June 1, 2022, File No. 001-41411).

Exhibit No.	Description
2.9	Exchange Agreement dated as of 1 June 2022 between Pfizer Inc., Anacor Pharmaceuticals, Inc. and the Registrant (incorporated by reference to Exhibit 4.12 to the Registration Statement on Form 20-F, filed with the SEC on June 1, 2022, File No. 001-41411).
2.10	Pfizer Relationship Agreement dated as of 1 June 2022 between the Registrant and Pfizer Inc. (incorporated by reference to Exhibit 4.13 to the Registration Statement on Form 20-F, filed with the SEC on June 1, 2022, File No. 001-41411).
3.1	Articles of Association of the Registrant (incorporated by reference to Exhibit 1.1 to the Registration Statement on Form 20-F, filed with the SEC on June 1, 2022, File No. 001-41411).
4.1	Form of Deposit Agreement among Haleon plc, JPMorgan Chase Bank, N.A., as depositary (the “Depositary”), and all Holders and Beneficial Owners from time to time of American Depositary Receipts (“ADRs”) issued thereunder evidencing American Depositary Shares (“ADSs”) representing deposited securities, including the Form of ADR attached as Exhibit A thereto (incorporated by reference to Exhibit (a) to the Registration Statement on Form F-6, filed with the Sec on June 1, 2022, File No. 333-265343).
5.1	Opinion of Freshfields Bruckhaus Deringer LLP (incorporated by reference to Exhibit 5.1 to the Company’s Pre-Effective Amendment No. 1 to the Registration Statement on Form F-1, filed on August 5, 2022).
8.1*	Opinion of Sullivan & Cromwell LLP re US tax matters.
8.2*	Opinion of Freshfields Bruckhaus Deringer LLP re UK tax matters.
10.1	Service Agreement between GlaxoSmithKline Consumer Healthcare Overseas Limited and Brian McNamara dated 9 May 2022 (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form 20-F, filed with the SEC on June 1, 2022, File No. 001-41411).
10.2	Service Agreement between GlaxoSmithKline Consumer Healthcare Overseas Limited and Tobias Hestler dated 10 May 2022. (incorporated by reference to Exhibit 4.2 to the Registration Statement on Form 20-F, filed with the SEC on June 1, 2022, File No. 001-41411).
10.3	Tax Covenant dated as of 1 June 2022 between GSK plc, Pfizer, Inc., GlaxoSmithKline Consumer Healthcare Holdings Limited, GlaxoSmithKline Consumer Healthcare Holdings (No.2) Limited and the Registrant (incorporated by reference to Exhibit 4.8 to the Registration Statement on Form 20-F, filed with the SEC on June 1, 2022, File No. 001-41411). Certain confidential information contained in this exhibit has been omitted from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Registrant if publicly disclosed.
10.4	Transition Services Agreement dated as of 1 June 2022 between GlaxoSmithKline Services Unlimited, GlaxoSmithKline LLC, GlaxoSmithKline Consumer Healthcare (Overseas) Limited and GlaxoSmithKline Consumer Healthcare Holdings (US) LLC (incorporated by reference to Exhibit 4.14 to the Registration Statement on Form 20-F, filed with the SEC on June 1, 2022, File No. 001-41411). Certain confidential information contained in this exhibit has been omitted from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Registrant if publicly disclosed.
10.5	Registration Rights Agreement dated as of 1 June 2022 between the Registrant, Pfizer Inc., GSK plc, GSK (No.1) Scottish Limited Partnership, GSK (No.2) Scottish Limited Partnership and GSK (No.3) Scottish Limited Partnership (incorporated by reference to Exhibit 4.15 to the Registration Statement on Form 20-F, filed with the SEC on June 1, 2022, File No. 001-41411).
10.6	Trust Deed dated as of 16 March 2022 among GSK Consumer Healthcare Capital UK plc, GSK Consumer Healthcare Capital NL B.V., GlaxoSmithKline plc. and the Registrant as guarantors and Deutsche Trustee Company Limited as trustee for the noteholders (incorporated by reference to Exhibit 4.16 to the Registration Statement on Form 20-F, filed with the SEC on June 1, 2022, File No. 001-41411).

Exhibit No.	Description
10.7	Indenture dated as of 24 March 2022 among GSK Consumer Healthcare Capital US LLC, GSK Consumer Healthcare Capital UK plc, GlaxoSmithKline plc. and the Registrant as guarantors and Deutsche Bank Trust Company Americas, as trustee, registrar, paying agent, transfer agent and calculation agent (incorporated by reference to Exhibit 4.17 to the Registration Statement on Form 20-F, filed with the SEC on June 1, 2022, File No. 001-41411).
10.8	Registration Rights Agreement dated as of 24 March 2022 among GSK Consumer Healthcare Capital US LLC, GSK Consumer Healthcare Capital UK plc, GlaxoSmithKline plc., the Registrant and the initial purchasers of the notes (incorporated by reference to Exhibit 4.18 to the Registration Statement on Form 20-F, filed with the SEC on June 1, 2022, File No. 001-41411).
10.9	Term Loan Facility dated as of 18 February 2022 among GlaxoSmithKline Consumer Healthcare Holdings (No. 2) Limited, Bank of America, N.A., London Branch, Banco Santander, S.A., London Branch, Barclays Bank PLC, BNP Paribas Fortis SA/NV, BNP Paribas, Citibank, N.A., London Branch, Deutsche Bank AG, London Branch, Goldman Sachs Bank USA, HSBC Bank plc, JPMorgan Chase Bank, N.A., London Branch, Mizuho Bank, Ltd., Morgan Stanley Bank N.A. and Standard Chartered Bank (Hong Kong) Limited (incorporated by reference to Exhibit 4.19 to the Registration Statement on Form 20-F, filed with the SEC on June 1, 2022, File No. 001-41411). Certain confidential information contained in this exhibit has been omitted from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Registrant if publicly disclosed.
21	List of subsidiaries of Haleon plc (incorporated by reference to Exhibit 8 to the 2022 Annual Report, filed with the SEC on March 20, 2023).
23.1*	Consent of Deloitte LLP.
23.2*	Consent of KPMG LLP.
23.2	Consent of Freshfields Bruckhaus Deringer LLP (incorporated by reference to Exhibit 5.1 to the Company’s Pre-Effective Amendment No. 1 to the Registration Statement on Form F-1, filed on August 5, 2022).
23.3	Consent of Freshfields Bruckhaus Deringer LLP (included in Exhibit 8.2).
23.4	Consent of Sullivan & Cromwell LLP (included in Exhibit 8.1)
24.1	Power of attorney (incorporated by reference to the Company’s Registration Statement on Form F-1, filed on July 28, 2022).
107	Filing Fee Table (incorporated by reference to 107 to the Company’s Pre-Effective Amendment No. 1 to the Registration Statement on Form F-1, filed on August 5, 2022).
(b)	Financial Statement Schedules.

*
Filed herewith.

Item 9.   Undertakings.
The undersigned registrant hereby undertakes:
(1)
to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b)

if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
To file a post-effective amendment to the registration statement to include any financial statements required by “Item 8.A. of Form 20-F” at the start of any delayed offering or throughout a continuous offering.

(5)
That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)
That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(7)
That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Post-Effective Amendment No.2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Weybridge, United Kingdom on the 20th day of March, 2023.
Haleon plc
By
/s/ Amanda Mellor

Name: Amanda Mellor
Title:   Company Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on 20 March 2023:
Signature	Title
* Brian McNamara	Chief Executive Officer and Executive Director (Principal Executive Officer)
* Tobias Hestler	Chief Financial Officer and Executive Director (Principal Financial Officer)
* Scott Bourgeois	Principal Accounting Officer
* Dave Lewis	Non-Executive Chair
* Deirdre Mahlan	Non-Executive Director
* Marie-Anne Aymerich	Non-Executive Director
* Asmita Dubey	Non-Executive Director
* Vivienne Cox	Non-Executive Director
* Tracy Clarke	Non-Executive Director
* Bryan Supran	Non-Executive Director
Manvinder Singh (Vindi) Banga	Non-Executive Director
David Denton	Non-Executive Director
* Charles Atkinson	Authorized Representative in the United States

*By:
/s/ Amanda Mellor

Name: Amanda Mellor
Title:   Attorney-in-Fact